 P.O. Box 1387  • Warsaw, Indiana 46581  • (574) 267-6144

March 1, 2017

Dear Shareholder:

On behalf of the Board of Directors and management of Lakeland Financial Corporation, we cordially invite you to attend the annual meeting of shareholders of Lakeland Financial Corporation to be held at 4:30 p.m. (local time) on April 11, 2017, at the Winona Heritage Room, located at 901 Park Avenue, Winona Lake, Indiana 46590.

This year we are again using the Securities and Exchange Commission rule that allows us to furnish our proxy statement, our 2016 summary annual report to shareholders, a copy of our annual report on Form 10-K and proxy card to shareholders over the Internet.  This means that, unless you have previously requested to receive only printed materials, you will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online.  If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice.  By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials.  Please visit www.proxyvote.com for more information about the electronic delivery of proxy materials.

There are a number of proposals to be considered at the meeting.  Our Nominating and Corporate Governance Committee has nominated twelve persons to serve as directors, each of whom is an incumbent director. If elected, each director would serve a one-year term.   Additionally, our Compensation Committee has adopted, and we recommend that you approve the adoption of, the Lakeland Financial Corporation 2017 Equity Incentive Plan.  Also, our Audit Committee has selected, and we recommend that you ratify the selection of, Crowe Horwath LLP to continue as our independent registered public accounting firm for the year ending December 31, 2017. In addition, we have included a non-binding advisory proposal on the compensation of certain executive officers.  Finally, we have included a non-binding advisory proposal on the frequency with which shareholders will vote on the compensation of certain executive officers in the future.

We recommend you vote your shares "FOR" each of the director nominees, "FOR" the approval of the 2017 Equity Incentive Plan; "FOR" the ratification of our accountants, "FOR" the approval of the compensation of our executive management as described in the proxy statement, and for a "1 YEAR" frequency of the vote on executive compensation.

We will also review our performance in 2016 at the meeting and update you on our strategic plan as we move forward. You are welcome to attend a reception immediately following the annual meeting.

We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by following the instructions provided on the notice as soon as possible. This will ensure that your shares are represented at the meeting.

We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,

/s/ David M. Findlay
David M. Findlay President and Chief Executive Officer

P.O. Box 1387  • Warsaw, Indiana 46581  • (574) 267-6144

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 11, 2017

To the Shareholders:

The annual meeting of the shareholders of Lakeland Financial Corporation will be held on Tuesday, April 11, 2017, at 4:30 p.m. (local time) at the Winona Heritage Room, located at 901 Park Avenue, Winona Lake, Indiana 46590 for the following purposes:

1.	to elect the 12 director nominees named in the accompanying proxy statement;

2.	to adopt the Lakeland Financial Corporation 2017 Equity Incentive Plan;

3.	to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

4.	to approve a non-binding advisory proposal on the compensation of certain executive officers, otherwise known as a "say-on-pay" proposal;

5.	to consider the frequency with which shareholders will vote on future say-on-pay proposals; and

6.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on February 21, 2017, the record date for the annual meeting, will be entitled to vote at the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

By order of the Board of Directors,

/s/ Kristin L. Pruitt
Kristin L. Pruitt
Secretary

Warsaw, Indiana
March 1, 2017

LAKELAND FINANCIAL CORPORATION
__________________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 11, 2017
_______________________________

Lakeland Financial Corporation, an Indiana corporation, with its principal executive offices located at 202 East Center Street, Warsaw, Indiana 46580, is the holding company for Lake City Bank. We also own all of the common securities of Lakeland Statutory Trust II, a business trust created for the issuance of trust preferred securities and all of the common stock of LCB Risk Management, Inc., a captive insurance company. Lake City Bank owns all of the common stock of LCB Investments II, Inc., which was formed to manage a portion of the Bank's securities portfolio. LCB Investments II, Inc. owns all of the common stock of LCB Funding, Inc., a real estate investment trust.

This proxy statement is being furnished to our shareholders in connection with the solicitation by our Board of Directors of proxies to be used at the annual meeting of shareholders to be held at the Winona Heritage Room, located at 901 Park Avenue, Winona Lake, Indiana on Tuesday, April 11, 2017 at 4:30 p.m. (local time), or at any adjournments or postponements of the meeting. Our summary annual report to shareholders, including consolidated financial statements for the fiscal year ended December 31, 2016, and a copy of our Form 10-K, which we have filed with the Securities and Exchange Commission (the "SEC"), are also available. These proxy materials are first being made available or distributed to shareholders on or about March 1, 2017.

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, unless the context otherwise requires, the terms "Lakeland Financial," "the Company," "we," "our" and "us" all refer to Lakeland Financial Corporation and its direct and indirect subsidiaries.
Why did I receive access to the proxy materials?
We have made the proxy materials available to you over the Internet because on February 21, 2017, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the annual meeting. It also gives you information concerning those matters to assist you in making an informed decision.
When you vote pursuant to one of the methods set forth herein, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you instruct, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.
If you appointed the proxies to vote your shares and an issue comes up for a vote at the meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials?
We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder.  As a result, beginning on or about February 21, 2017, we sent our shareholders (other than those who had previously requested to receive only printed copies of our proxy materials) by mail a notice containing instructions on how to access our proxy materials over the Internet and vote online.  This notice is not a proxy card and cannot be used to vote your shares.  If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.
What matters will be voted on at the meeting?
You are being asked to vote on: (i) the election of the 12 director nominees named in this proxy statement for a one-year term expiring in 2018; (ii)  the adoption of the Lakeland Financial Corporation 2017 Equity Incentive Plan;  (iii) the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the 2017 fiscal year; (iv) a non-binding advisory proposal on the compensation of certain executive officers, otherwise known as a "say-on-pay" proposal; and (v) a non-binding advisory proposal on the frequency with which the shareholders will vote on future say-on-pay proposals, which we refer to as the "frequency proposal." These matters are more fully described in this proxy statement.
If I am the record holder of my shares, how do I vote?
You may vote by telephone, by Internet, by mail by completing, signing, dating and mailing the proxy card you received in the mail if you received paper copies of the proxy materials, or in person at the meeting.  If you vote using one of the methods described above, your shares will be voted as you instruct.
If you sign and return your proxy card or vote over the Internet or by telephone without giving specific voting instructions, the shares represented by your proxy card will be voted "FOR" all nominees named in this proxy statement, "FOR" each of the next three proposals described in this proxy, and for a "1 YEAR" frequency on the frequency proposal.
Although you may vote by mail, we ask that you vote instead by Internet or telephone, which saves us postage and processing costs.
You may vote by telephone by calling the toll-free number specified on your notice card or by accessing the Internet website referred to on your notice card, in each case by following the preprinted instructions on the notice card.  Votes submitted by telephone or Internet must be received by 11:59 p.m. on Monday, April 10, 2017.  The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or what is usually referred to as "street name"), you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.
If I hold shares in the name of a broker or fiduciary, who votes my shares?
If you are a beneficial owner and a broker or other fiduciary is the record holder, then you received access to these proxy materials from the record holder. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder's responsibility to vote your shares for you in the manner you direct.
Under the rules of various national and regional securities exchanges, brokers and other fiduciaries may generally vote on routine matters, such as the ratification of an independent registered public accounting firm, without your direction, but cannot vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors, the adoption of the Lakeland Financial Corporation 2017 Equity Incentive Plan, the say-on-pay proposal and the frequency proposal are considered non-routine matters. If your broker or fiduciary does not receive instructions from you on how to vote your shares on these matters, your broker or fiduciary will return the proxy card to us indicating that he or she does not have authority to vote. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting on these matters.
We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.
What does it mean if I receive more than one proxy card?
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. To vote all of your shares by proxy, please follow the separate voting instructions that you received for your shares of common stock held in each of your different accounts.
What if I change my mind after I return my proxy card?
If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing another proxy with a later date and returning that proxy to us;

•	timely submitting another proxy via the telephone or Internet;
•	sending notice to us that you are revoking your proxy; or
•	voting in person at the meeting.
If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.
How many shares must be represented in order to hold the annual meeting?
A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.
Shares are counted as present at the meeting if the shareholder either:
•	is present and votes in person at the meeting; or
•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).
On February 21, 2017, the record date, there were 25,180,759 shares of common stock issued and outstanding. Therefore, at least 12,590,380 shares need to be present at the annual meeting for a quorum to be present.
What happens if a nominee is unable to stand for re-election?
The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than 12 nominees. As of the date of this proxy statement, we have no reason to believe any nominee will be unable to stand for re-election.
What options do I have in voting on each of the proposals?
You may vote "FOR," "AGAINST," or "ABSTAIN" with respect to each director nominee and on each of the proposals described in this proxy statement (except for the frequency proposal), and on any other proposal properly brought before the meeting. You may vote for a frequency of "1 YEAR" or "2 YEAR" or "3 YEAR" or abstain on the frequency proposal.
How many votes may I cast?
You are entitled to cast one vote for each share of stock you owned on the record date.
How many votes are needed for each proposal?
A majority of the votes cast by the holders of the stock having voting power at the meeting will approve each matter that arises at the annual meeting. The frequency with which future votes on say-on-pay proposals will be held will be decided by a plurality with the frequency receiving the most votes being considered the choice of the shareholders.
Please note, however, because the votes on the say-on-pay proposal and the frequency of future say-on-pay proposals are advisory, they will not be binding upon the Board of Directors or the Compensation Committee. Also, please remember that the election of directors, the adoption of the Lakeland Financial Corporation 2017 Equity Incentive Plan, the say-on-pay proposal and the frequency with which future votes on say-on-pay proposals are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted votes cast, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, broker non-votes will have no effect on any of the matters presented for a vote at the annual meeting.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Lakeland Financial may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 21, 2017, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee for the board of directors, by each executive officer named in the Summary Compensation Table, which can be found later in this proxy statement, and by all directors and executive officers of Lakeland Financial Corporation as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which a person is deemed to be the beneficial owner of securities if he, she or it has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of February 21, 2017, the record date for the annual meeting.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1,2)	Percent of Class
5% Shareholders
FMR LLC(3)	1,852,410	7.4%
Franklin Advisory Services, LLC(4)	1,800,350	7.2%
BlackRock, Inc.(5)	1,696,827	6.7%

Directors and Nominees
Blake W. Augsburger	19,822(6)	*
Robert E. Bartels, Jr.	19,519(7)	*
Daniel F. Evans, Jr.	27,253(8)	*
David M. Findlay	149,652(9)	*
Thomas A. Hiatt	36,811(10)	*
Michael L. Kubacki	273,398	1.1%
Charles E. Niemier	208,595(11)	*
Emily E. Pichon	14,467(12)	*
Steven D. Ross	35,675	*
Brian J. Smith	54,654(13)	*
Bradley J. Toothaker	22,700(14)	*
Ronald D. Truex	61,149(15)	*
M. Scott Welch	180,728(16)	*
Other Named Executive Officers
Lisa M. O'Neill	15,001(17)	*
Eric H. Ottinger	25,921	*
Kevin L. Deardorff	46,994	*
Kristin L. Pruitt	12,315
All directors and executive officers as a group (22 persons)	1,266,458(18)	5.0%

*Indicates that the individual or entity owns less than one percent of Lakeland Financial's common stock.
(1)	The total number of shares of common stock issued and outstanding on February 21, 2017 was 25,180,759.

(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on February 14, 2017. The address for the reporting entity is 245 Summer Street, Boston, MA 02210.
(4)
Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on February 7, 2017. The address for the reporting entity is 55 Challenger Road, Suite 501, Ridgefield Park, NJ  07660.

(5)	Includes entities related to reporting entity. Based upon a schedule 13G filed with the SEC on January 25, 2017. The address for the reporting entity is 55 East 52nd Street, New York, NY 10055.
(6)	Includes 8,853 shares credited to Mr. Augsburger's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(7)	Includes 1,500 options, which are currently exercisable, over which Mr. Bartels has no voting power and sole investment power.
(8)	Includes 11,937 shares credited to Mr. Evans's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(9)
Includes 3,750 shares held by Mr. Findlay's individual retirement account; 3,000 shares held by Mr. Findlay's wife, as to which shares he has no voting or investment power and 120,681 shares held in trust, as to which shares he shares voting and investment power.

(10)
Includes 39 shares held by Mr. Hiatt's individual retirement account; 965 shares held by Mr. Hiatt's wife's individual retirement account, as to which shares he shares voting and investment power; and 20,386 shares credited to Mr. Hiatt's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(11)
Includes 110,546 shares held by Mr. Niemier's individual retirement account; 13,866 shares held by Mr. Niemier's wife's individual retirement account, as to which shares he has no voting or investment power; 36,413 shares held in trust, as to which shares he shares voting and investment power; and 47,770 shares credited to Mr. Niemier's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(12)	Includes 748 shares credited to Ms. Pichon's account as of February 7, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.
(13)
Includes 26,668 shares held in a trust in which he serves as trustee and 10,458 shares credited to Mr. Smith's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(14)
Includes 3,000 shares held jointly, as to which shares he shares voting and investment power and 8,731 shares credited to Mr. Toothaker's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(15)
Includes 7,774 shares held by Mr. Truex's wife, as to which shares he has no voting or investment power; 30,000 shares held by CB Financial, LLC, as to which shares he shares voting and investment power; and 11,656 shares credited to Mr. Truex's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(16)
Includes 1,257 shares held by Mr. Welch's individual retirement account; 2,895 shares held by Mr. Welch's wife's individual retirement account, as to which shares he shares voting and investment power; 24,000 shares held by BEL Leasing LLP, as to which shares he has sole voting and investment power; and 42,529 shares credited to Mr. Welch's account as of February 6, 2017 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(17)
Includes 10,128 shares held by Ms. O'Neill's individual retirement account and 4,500 restricted stock units, which become exercisable April 16, 2017, over which Ms. O'Neill has no voting power and sole investment power.

(18)	This includes shares which have been allocated to executive officers under the 401(k) plan through December 31, 2016.

ELECTION OF DIRECTORS

Shareholders will be entitled to elect 12 directors for a term expiring in 2018 at the annual meeting.

We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees is unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election, including the age, the year first appointed or elected as a director and the other positions held by the person at Lakeland Financial and Lake City Bank. The nominees, if elected at the annual meeting, will serve as directors for a one-year term expiring in 2018.  Each of the nominees is an incumbent director and has served as a director of Lakeland Financial for at least one term.

The directors will be elected by a majority voting standard.  Each vote is required to be counted "FOR" or "AGAINST" the director's election. Consequently, to be elected as a director, the votes cast "for" a nominee's election must exceed the number of votes cast "against" such nominee's election. Shareholders will also be entitled to abstain with respect to the election of a director although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. We recommend that shareholders vote "FOR" each of the nominees for director.

NOMINEES

Director Since	Positions with Lakeland Financial and Lake City Bank

Term Expires 2017
Blake W. Augsburger (age 53)	2011	Director of Lakeland Financial and Lake City Bank
Robert E. Bartels, Jr. (age 52)	2002	Director of Lakeland Financial and Lake City Bank
Daniel F. Evans, Jr. (age 67)	2010	Director of Lakeland Financial and Lake City Bank
David M. Findlay (age 55)	2010	President and Chief Executive Officer and Director of Lakeland Financial and Lake City Bank
Thomas A. Hiatt (age 69)	2007	Director of Lakeland Financial and Lake City Bank
Michael L. Kubacki (age 65)	1998	Chairman of Lakeland Financial and Lake City Bank
Emily E. Pichon (age 53)	2002	Director of Lakeland Financial and Lake City Bank
Steven D. Ross (age 62)	2000	Director of Lakeland Financial and Lake City Bank
Brian J. Smith (age 52)	2011	Director of Lakeland Financial and Lake City Bank
Bradley J. Toothaker (age 48)	2011	Director of Lakeland Financial and Lake City Bank
Ronald D. Truex (age 66)	2010	Director of Lakeland Financial and Lake City Bank
M. Scott Welch (age 56)	1998	Director of Lakeland Financial and Lake City Bank

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board of Directors or executive officer is related to any other nominee, member of the Board of Directors or executive officer. No nominee or director has been a director of another "public corporation" (i.e. subject to the reporting requirements of the Securities Exchange Act of 1934) or of any investment company within the past five years except for Mr. Welch.

The business experience of each of the nominees and continuing directors for the past five years, as well as their qualifications to serve on the Board of Directors, is as follows:

Mr. Augsburger is retired.  He is the former Executive Vice President and America's Country Manager for Harman International Industries, Incorporated, a Fortune 500 company that designs and manufactures audio and infotainment products and systems. He also served for ten years as the President of the Harman Professional Division, which is based in Northridge, California. We consider Mr. Augsburger to be a qualified candidate for service on the Board, as well as both the Nominating and Corporate Governance and Compensation Committee, due to his leadership skills and expertise as an executive of a large, complex public company.

Mr. Bartels, Jr. is President and Chief Executive Officer of Martin's Supermarkets, Inc., a regional supermarket chain headquartered in South Bend, Indiana. We consider Mr. Bartels to be a qualified candidate for service on the Board, as well as the Audit Committee and the Nominating and Corporate Governance Committee, due to his skills and expertise acquired as the leader of a successful business that is prominent in many of our markets.

Mr. Evans, Jr. served as the Chief Executive Officer of Indiana University Health, a large, statewide health care and hospital system headquartered in Indianapolis, Indiana until May 1, 2016 and is currently President Emeritus. In addition, Mr. Evans is an attorney with private practice and governmental relations experience. Mr. Evans also has strong banking experience, having served as the Chairman of the Federal Home Loan Bank of Indianapolis from 1987-1990 and as the chairman of the Federal Housing Finance Board, the regulator of the Federal Home Loan Banks, from 1990-1993. We consider Mr. Evans to be qualified to serve on the Board, as well as the Nominating and Corporate Governance Committee, due to his experience managing a large organization, his experience in the banking industry and his knowledge of the Indianapolis market as we look to expand our presence in Indianapolis.

Mr. Findlay presently serves as the President and Chief Executive Officer of Lakeland Financial and Lake City Bank. Mr. Findlay also served as President and Chief Financial Officer from 2010-2014 and Chief Financial Officer from 2000-2010.  Prior to joining Lakeland Financial in September of 2000, Mr. Findlay served as the Chief Financial Officer of Quality Dining, Inc., then a publicly traded company with its headquarters in South Bend, Indiana. Prior to that, he served in various capacities with The Northern Trust Company in Chicago, Illinois. We consider Mr. Findlay to be qualified to serve on the Board due to the familiarity with Lakeland Financial's operations he has acquired as its President and Chief Financial Officer, his experience in the financial services industry and his prior experience as the chief financial officer of a publicly traded company.

Mr. Hiatt is Managing Director and Founding Partner of Centerfield Capital Partners, an investment firm that provides private equity and mezzanine debt to middle-market companies, headquartered in Indianapolis, Indiana. We consider Mr. Hiatt to be a qualified candidate for service on the Board, as well as the Nominating and Corporate Governance Committee, due to his business and financial expertise acquired as the founding partner and manager of one of the largest private equity funds based in Indiana, and his knowledge of, and prominence in, the Indianapolis market.

Mr. Kubacki presently serves as Chairman of the Board of Directors of Lakeland Financial and Lake City Bank.  In April 2016, Mr. Kubacki retired from his full-time executive officer position as Executive Chairman of Lakeland Financial and Lake City Bank and, if re-elected, will remain Chairman of the Board.  Mr. Kubacki also served as Chief Executive Officer of Lakeland Financial and Lake City Bank from 1998 to 2014 and as President from 1998 to 2010. Prior to joining Lakeland Financial in 1998, Mr. Kubacki served as Executive Vice President of The Northern Trust Bank of California, N.A. We consider Mr. Kubacki to be a qualified candidate for service on the Board due to the intimate familiarity with Lakeland Financial's operations he has acquired as its Chairman and Chief Executive Officer and his skills and experience in the financial services industry.

Ms. Pichon is the Chairman of ExTech Plastics, Inc., an extruder of plastic sheet, and an officer and director of the Olive B. Cole Foundation and the M E Raker Foundation, each a private charitable foundation focused on northeast Indiana education, economic development and conservation based in

Fort Wayne, Indiana. We consider Ms. Pichon to be qualified to serve on the Board, as well as the Audit Committee and the Compensation Committee, due to her experience with two prominent charitable foundations located in Fort Wayne and her education and training as an attorney.

Mr. Ross is the former President of Heartland Coffee Company, a regional coffee and beverage service company, based in Warsaw, Indiana. Mr. Ross is also the former President of Bertsch Services, Inc., a regional food service and vending company, that was based in Warsaw, Indiana prior to its sale. We consider Mr. Ross to be a qualified candidate for service on the Board, as well as the Audit Committee, due to his skills and expertise acquired as president of a successful business in Kosciusko County and his knowledge of the business community in this region.

Mr. Smith is co-Chief Executive Officer of Heritage Financial Group, Inc., a real estate investment and management and consumer finance company based in Elkhart, Indiana. We consider Mr. Smith to be a qualified candidate for service on the Board, due to his expertise in the manufactured housing and consumer finance industries, which is a significant industry in northern Indiana, and his knowledge of, and prominence in, the Elkhart market. Additionally, Mr. Smith has a strong financial background as a certified public accountant, which adds meaningful expertise to the Audit Committee.

Mr. Toothaker is the President and Chief Executive Officer of Bradley Company, a large Midwest-based, full-service real estate company. We consider Mr. Toothaker to be a qualified candidate for service on the Board due to his extensive knowledge of the real estate sector in our region and his knowledge of the Northern Indiana market.

Mr. Truex is the President of Creighton Brothers, LLC, a diversified agribusiness company focused on egg and grain production, headquartered in Warsaw, Indiana. We consider Mr. Truex to be a qualified candidate for service on the Board due to his skills and expertise in the agricultural industry and his knowledge of the agricultural communities in many of our markets.

Mr. Welch is the Chief Executive Officer of Welch Packaging Group, Inc., which is primarily engaged in producing industrial and point of purchase packaging and is headquartered in Elkhart, Indiana. We consider Mr. Welch to be a qualified candidate for service on the Board, as well as the Audit Committee and the Nominating and Corporate Governance Committee, due to his skills and expertise in the manufacturing industry and his past experience with growing organizations.

In addition, the following individuals serve as executive officers of Lakeland Financial and are named in the compensation tables included in this proxy statement:

Lisa M. O'Neill, age 49, presently serves as Executive Vice President and Chief Financial Officer of Lakeland Financial Corporation and Lake City Bank, a position she has held since April 2014.  Prior to that, Ms. O'Neill served as Chief Financial Officer of Bank First National Corporation located in Manitowoc, Wisconsin from 2007-2014.  From 1999-2006, Ms. O'Neill was the Controller of Private Bancorp, Inc.  Prior to 1999, Ms. O'Neill was with Arthur Andersen in its financial institutions group audit practice since 1989.

Eric H. Ottinger, age 46, presently serves as an Executive Vice President of Lakeland Financial and as head of our Commercial Banking Department, a position he has held since August 2011. He joined Lake City Bank in April 1999 as Vice President, Commercial Loan Officer. In April 2002 he was promoted to Commercial East Regional Manager. In April 2009, he was promoted to head of our Wealth Advisory Group. Prior to joining Lake City Bank, Mr. Ottinger was a commercial lending officer at another bank since 1993.

Kevin L. Deardorff, age 55, presently serves as an Executive Vice President of Lakeland Financial and as head of Retail Banking, positions he has held since 2001. He has served as an officer of Lake City Bank since 1990.

Kristin L. Pruitt, age 45, presently serves as an Executive Vice President and General Counsel of Lakeland Financial, a position she has held since 2014.  She joined Lakeland Financial in 2008 as Senior Vice President and General Counsel.  Before joining Lake City Bank, she served as Assistant General Counsel at 1st Source Bank in South Bend, Indiana since 2004.  Prior to 2004, Ms. Pruitt was associated with Skadden, Arps, Slate, Meagher & Flom, LLP's Washington DC office as an attorney since 1999.

Section 16(a) Beneficial Ownership Reporting Compliance.
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2016, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2016.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The Board has adopted guidelines on significant corporate governance matters that, together with our Code of Conduct and other policies, create our corporate governance standards. You may view the Corporate Governance Guidelines and our committee charters and other policies in the Investor Relations section of our website at www.lakecitybank.com.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of Lakeland Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which convene eight times a year, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Findlay, our President and Chief Executive Officer, Ms. O'Neill, our Chief Financial Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants). All members of our Board of Directors also serve as members of Lake City Bank's Board of Directors.

With the exception of Mr. Kubacki, who was an executive officer until April 2016, and Mr. Findlay who is an executive officer, all of our current directors are "independent," as defined by the NASDAQ Global Select Market, or Nasdaq, and we have determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The Board of Directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, among other committees. In addition to our Corporate Governance Guidelines, the current charters of each of these committees are available on our website at www.lakecitybank.com. Also posted on the website is a general description regarding our Company and links to our filings with the SEC.

Our Board of Directors held eight meetings during 2016. All of the incumbent directors attended at least 75% of the Board meetings and meetings of committees of which they were members, except for Mr. Niemier, who is not standing for re-election in 2017. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. All of our directors attended last year's annual meeting.

Audit Committee

In 2016, the Audit Committee was comprised of Robert E. Bartels, Jr., Charles E. Niemier, Emily E. Pichon, Steven D. Ross, Brian J. Smith, Bradley J. Toothaker and Ronald D. Truex. With the exception of Mr. Niemier, who is not standing for re-election, each current member is expected to serve on the Audit Committee through 2017 if re-elected to the Board.  Each of the members is considered "independent" according to the Nasdaq listing requirements and the regulations of the SEC. The Board of Directors has determined that Mr. Smith qualifies as an "audit committee financial expert" under the regulations of the SEC. The Board based its decision on Mr. Smith's education, his certified public accounting certificate, his professional experience in public accounting at the firm of Ernst & Young from 1986-1990 and his strong financial background managing Heritage Financial Group.

The functions performed by the Audit Committee include, among other things, the following:
•	overseeing our accounting and financial reporting;
•	selecting, appointing and overseeing our independent registered public accounting firm;
•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;
•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and
•	reviewing reports of bank regulatory agencies and monitoring management's compliance with recommendations contained in those reports.

To promote independence of the audit function, the committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth the committee's duties and responsibilities. Our current charter is available on our website at www.lakecitybank.com. In 2016, the Audit Committee met four times.

Compensation Committee

During 2016, the Compensation Committee was comprised of Daniel F. Evans, Jr., Thomas A. Hiatt, Charles E. Niemier, Emily E. Pichon and M. Scott Welch. With the exception of Mr. Niemier, who is not standing for re-election, each current member is expected to serve on the Compensation Committee through 2017 if re-elected to the Board.   Blake W. Augsburger joined the Compensation Committee for 2017, and assuming he is re-elected, will serve on the Compensation Committee throughout the year.  Each of the members is considered "independent" according to the Nasdaq listing requirements, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Securities Exchange Act of 1934.

The functions performed by the Compensation Committee include, among other things, the following:
•	review and approve the performance goals and objectives relevant to the compensation of our Chief Executive Officer, Chief Financial Officer and the other executive officers;
•
evaluate the performance of our Chief Executive Officer, Chief Financial Officer and the other executive officers and set the compensation level of our Chief Executive Officer, Chief Financial Officer and the other executive officers based upon such evaluation;

•	review and approve all employment agreements, severance arrangements and change in control agreements or provisions, if any, for the executive officers;

•	make recommendations to the full Board of Directors regarding annual compensation of the directors, including equity-based compensation;
•	administer our equity incentive plans, our long term incentive plan and our executive incentive bonus plan;
•	evaluate the risks associated with all employee compensation plans; and
•	evaluate the independence of advisors to the Compensation Committee prior to their engagement.
We have adopted a written charter for the committee, which sets forth the committee's duties and responsibilities. Our current charter is available on our website at www.lakecitybank.com. In 2016, the Compensation Committee met twice.

Nominating and Corporate Governance Committee

We also have a Nominating and Corporate Governance Committee. In 2016, the members of the committee were Blake W. Augsburger, Robert E. Bartels, Jr., Daniel F. Evans, Jr., Thomas A. Hiatt and M. Scott Welch. Each current member is expected to serve on the committee through 2017, assuming they are re-elected. Each of these members is considered "independent" according to the Nasdaq listing requirements. The primary purposes of the committee are to identify and recommend individuals to be presented to our shareholders for election or re-election to the Board of Directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth the committee's duties and responsibilities. Our current charter is available on our website at www.lakecitybank.com. The Nominating and Corporate Governance Committee met five times in 2016.

Director Nominations and Qualifications

For the 2017 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the Board twelve incumbent directors whose terms are set to expire in 2017. This nomination was further approved by the full Board. We did not receive any shareholder nominations for director for the 2017 annual meeting.

The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and shareholder nominees, in the same manner. As described in our Corporate Governance Guidelines, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct. Additionally, all nominees must be under the age of 72, which is the mandatory retirement age established by the Board. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the Board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are "independent" in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates.

The committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the committee or the Board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above.

Shareholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Shareholders may contact Lakeland Financial's Board of Directors by contacting Kristin L. Pruitt, Corporate Secretary, at Lakeland Financial Corporation, P.O. Box 1387, Warsaw, Indiana, 46581-1387 or (574) 267-6144. Ms. Pruitt will generally not forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors. In accordance with our bylaws, a shareholder may nominate a director for election to the Board at an annual meeting of shareholders by delivering written notice of the nomination to the Company's chairman of the Board. To be timely, the notice must be delivered not less than 150 days nor more than 180 days prior to the date of the annual meeting. The shareholder's notice of intention to nominate a director must include the name and address of the proposed nominee, the principal occupation of the proposed nominee, the total number of shares of capital stock of Lakeland Financial that will be voted for each proposed nominee, the name and address of the shareholder making the nomination and the number of shares of capital stock of Lakeland Financial owned by the notifying shareholder. We may request additional information after receiving the notification.

For a shareholder nominee to be considered by our Board as a Company nominee and included in our proxy statement, the nominating shareholder must file a written notice of the proposed director nomination with our corporate secretary, at the above address, at least 120 days prior to the date the previous year's proxy statement was first made available to shareholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

Other Shareholder Proposals. For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2018, shareholder proposals must be received by Kristin L. Pruitt, our Corporate Secretary, at the above address, no later than November 2, 2017, and must otherwise comply with the rules and regulations set forth by the SEC.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer of Lakeland Financial have historically been combined, and Mr. Kubacki held both positions until April 2014 when he stepped down as Chief Executive Officer.  At that time, Mr. Findlay was appointed President and Chief Executive Officer of Lakeland Financial Corporation. Mr. Kubacki has continued to serve as Chairman of the Board. We have a strong governance structure in place, including a designated lead independent director, as discussed below, and believe that Mr. Kubacki's active role in helping Mr. Findlay transition into his duties as Chief Executive Officer while remaining as Chairman of the Board has made our governance structure stronger. Furthermore, consistent with Nasdaq listing requirements, the independent directors have regularly had the opportunity to meet without Mr. Kubacki and/or Mr. Findlay in attendance and in 2016 there were two such executive sessions.

In 2003, the Board of Directors created the position of a lead independent director. In 2012 the Board appointed M. Scott Welch as lead independent director and he has continued to serve in that role. This appointment is reviewed annually by the Nominating and Corporate Governance Committee. The lead independent director assists the Board in assuring effective corporate governance and serves as chairperson of the independent director sessions, and chairs Board meetings during any meetings or portions of meetings if Mr. Kubacki is absent.

Code of Conduct

We have a code of conduct in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our President and Chief Executive Officer and our Chief Financial Officer. The code of conduct is posted on our website at www.lakecitybank.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and President and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Board's Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as risks related to the unintentional effects our compensation plan may have on employee decision-making or the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and operational risks, and receives regular reports from the management team's senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The Board's Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. In 2013, the Lake City Bank established a Corporate Risk Committee of its Board to oversee the risk management practices of Lake City Bank, including management's ability to assess and manage the Company's credit, market, interest rate, liquidity, legal and compliance, reputational, technology, operational trust and wealth advisory risks. In addition, the Corporate Risk Committee provides a forum for open and regular communication between senior management and the Board in order to effectively manage risks. The Corporate Risk Committee began meeting in January 2013 and meets quarterly.

In addition, the Company has designated Ms. Kristin L. Pruitt, Executive Vice President and General Counsel, as its senior risk officer. Ms. Pruitt generally oversees management's role in its risk management practices, and she is invited to and generally attends all Board and committee meetings. Additionally, Michael E. Gavin, Executive Vice President and Chief Credit Officer, is directly responsible for overseeing our credit risk.

We believe that establishing the right "tone at the top" and providing for full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the Board meetings, or, if not in attendance, are available to address any questions or concerns raised by the Board on risk management-related issues and any other matters. The Board has an annual offsite meeting with senior management to discuss strategies, key challenges, and risks and opportunities for the Company. Additionally, each of our Board-level committees provides regular reports to the full Board and apprises the Board of our comprehensive risk profile and any areas of concern.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes Lakeland Financial's compensation philosophy and policies for 2016 as applicable to the executive officers named in the Summary Compensation Table on page 29. This section explains the structure and rationale associated with each material element of the executives' compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the executive officers of Lakeland Financial Corporation.

The Compensation Committee relies upon Mr. Findlay's assessment of each executive officer's individual performance, which considers the executive's efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his or her position. Individual goals for executive officers are established by Mr. Findlay in consultation with each executive officer.

The Compensation Committee's charter gives it the authority to hire outside consultants to further its objectives and responsibilities. In 2015, the committee retained Pearl Meyer & Partners, a compensation consulting firm, to assess the effectiveness of the Company's executive compensation programs. In 2016, the committee retained Pearl Meyer & Partners on a limited basis to review equity-based compensation levels.  Pearl Meyer & Partners are independent, report directly to the committee chair, and perform no other work for the Company other than assisting the committee in its review of the total compensation program.  Pearl Meyer & Partners also provide input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters.  The Compensation Committee also reviewed compensation survey data in 2016 from industry sources such as the American Bankers Association and Bank Director Magazine.

Regulatory Impact on Compensation

As a publicly-traded financial institution, we must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require Lakeland Financial and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

Under its Interagency Guidelines Establishing Standards for Safety and Soundness, the Federal Deposit Insurance Corporation (the "FDIC") has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution's overall financial condition.

In addition, the various financial institution regulatory agencies have issued additional guidance, Guidance on Sound Incentive Compensation Policies, which serves as a compliment to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution's attention on balanced risk-taking incentives, compatibility with effective controls and risk management, with a focus on general principles of strong corporate governance.

In addition to the foregoing, we anticipate that currently proposed rules under the Dodd-Frank Act intended to implement further risk assessment guidelines and procedures will eventually be finalized by the financial institution regulatory agencies and the SEC.  We expect that we will be subject to those further guidelines and procedures when they are finalized and become effective. Initial proposed guidance with respect to the Dodd-Frank Act risk assessment guidelines and procedures was issued in 2011 and revised and re-proposed in 2016.  Depending on when the rules are finalized, the earliest they could apply to Lakeland Financial is for performance periods beginning on or after January 1, 2019.  In large part, that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

Also, as a publicly-traded corporation, Lakeland Financial is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements, create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on Lakeland Financial.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for Lakeland Financial's named executive officers. In this regard, the committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Lakeland Financial's compensation programs for named executive officers. In addition, the committee continues to anticipate final guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Code that may limit the deductibility of certain compensation unless it is considered performance-based; Section 409A of the Code regarding nonqualified deferred compensation; and Sections 4999 and 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control.  In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results.  For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation costs of grants of equity awards based upon the grant date fair value of those awards.

Compensation-Related Governance Policies

Share Ownership Guidelines. In 2015, the Compensation Committee adopted revised executive officer stock ownership guidelines at the recommendation of Pearl Meyer & Partners to replace the previous requirement that executive officers own 5,000 shares of Company common stock.  The new guidelines require the Chief Executive Officer to hold a minimum number of shares of Company common stock with a value equal to three times his annual base salary and other executive officers, including each of the Named Executive Officers, to hold a minimum number of shares of Company common stock with a value equal to two times his or her respective annual base salary.  Unvested options or restricted stock units issued under the Company's LTI Plan are not included when considering ownership totals for this requirement.  In the event that an executive officer does not hold the required number of shares, a minimum of one-half of shares issued under the LTI Plan must be retained until the guidelines are met.  As of the most recent measurement date, all of our named executive officers were in compliance with the share ownership guidelines.

Insider Trading Policy. The Company has an insider trading policy that permits open market transactions in Company stock beginning two trading days after quarterly earnings have been made public until the two weeks before the last day of the quarter end.

Hedging and Pledging Policy. The Company's insider trading policy includes provisions that specifically prohibit our insiders from entering into hedging transactions involving the Company's stock. To our knowledge, none of our officers or directors have entered into a hedging transaction involving Company stock in violation of this prohibition. The Company's insider trading policy also prohibits an insider from pledging Company stock as collateral for a lending relationship without the prior approval of the Nominating and Corporate Governance Committee. To our knowledge, none of our officers or directors has pledged their Company stock in violation of this policy.

Assessment of Compensation Risk

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management.

The Compensation Committee in 2016 completed its thorough annual review of all compensation programs offered at Lakeland Financial and Lake City Bank, including those described in this Compensation Discussion and Analysis, to determine whether any aspect of the plans or programs encourages excessive or unnecessary risk that would adversely affect the long-term value or performance of Lakeland Financial. Based on the risk assessment process, more fully described below, the committee concluded that the compensation plans and programs, considered individually and as a whole, do not encourage excessive risk taking and are designed to encourage and reward decisions that create long-term shareholder value in a manner consistent with the Company's core values.

The senior risk officer compiled an inventory of the design features of all incentive compensation plans and programs for purposes of assessing the potential for encouraging excessive or unnecessary risk-taking that could threaten the value of the enterprise and presented this to the Compensation Committee.  The committee then considered how the structure of each plan or program impacted risk-taking of plan participants. In addition, the committee examined Lakeland Financial's compensation plans and programs in light of recent incentive compensation failures in the market place.

With respect to the LTI Plan as described on pages 25 through 27, the committee concluded that the plan was well designed to align the Company's strategic objectives with long-term value creation for the following reasons:

•	Performance metrics factor in risk of capital and measures that take into consideration balance sheet, income statement and equity factors.

•
Threshold goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult. The LTI Plan does not include steep cliffs for not achieving goals nor exponential upside for achieving them. Reasonable leverage exists above threshold goals to achieve maximum payouts.

•	Incentives are capped at reasonable levels.

•	Maximum awards are an appropriate portion of total pay.

•	The three-year performance period discourages measures that do not benefit the Company over the long term.

•	Denomination in Company stock gives incentive to focus on sustained value creation, and further alignment with shareholder interests.

In analyzing the risks inherent in the Company's annual bonus plan, the Compensation Committee determined as follows:

•	Bonus amounts are tied to financial performance and personal performance against individualized goals, including non-financial goals.

•	Threshold goals are reasonably achievable with good performance and are sufficiently challenging but not overly difficult.

•	Payouts are interpolated based on percentage of net income achieved.

•	Reasonable bonus maximums exist as part of an overall balanced pay mix.

The Compensation Committee did a similar analysis for the other compensation programs available to employees, and concluded that the amounts provided under such programs are reasonable as part of a balanced pay mix and appropriately incentivize performance without encouraging the manipulation of earnings, other performance metrics, or other improper behavior in order to enhance the benefits payable under such programs.

The Compensation Committee then reviewed the executive compensation structure overall and reached the following conclusions, based on the following key risk categories:

•
Strategic Risk:  The Compensation Committee determined that overall, the performance metrics used are aligned with the Company's strategy and objectives for long-term value creation for our shareholders, properly reward various performance outcomes, and account for risk over a longer-term time horizon.

•
Cultural Risk:  Lakeland Financial has a strong set of corporate values that emphasize ethical behavior, actions that contribute to building long-term value rather than short-term performance, teamwork and investment in people and infrastructure. Our senior executives have little incentive to be overly focused on short-term stock price performance.

·
Governance Risk:  The Compensation Committee is independent, has access to consultants and other advisers independent of management, has an appropriate level of expertise and is fully educated on all significant incentive plans and programs.

•
Pay-Mix Risk:  Lakeland Financial has market-competitive salaries to reduce pressure on short-term performance to earn reasonable annual compensation. The Compensation Committee believes the mix between longer-term incentives is appropriately balanced with motivation for short-term performance.

•
Performance Measurement Risk:  The Compensation Committee has a disciplined process of establishing goals for and evaluating the performance of Mr. Findlay in executive sessions. Financial performance measures consider the income statement, balance sheet and statement of cash flows so that management is accountable for all aspects of Lakeland Financial's financial health. The Company considers both financial and non-financial performance outcomes in assessing executives' performance and compensation.

•
Annual Incentive Risk:  Executives' annual bonuses are earned based on both financial performance and non-financial performance. Goals for achieving target bonuses are reasonably achievable with good performance. The Compensation Committee believes the goals are challenging, but not overly difficult. The bonus payout curves do not use steep cliffs for target bonus or exponential payouts for maximum payouts.

•
Long-Term Incentive Risk:  The LTI Plan uses different performance metrics and measurement periods than annual incentives so that short-term performance is not overemphasized. Restricted stock units under the LTI Plan do not use overly stretched goals or accelerated payout curves. The target and maximum payouts under the LTI Plan are reasonable in light of our overall pay mix. Long-term incentives focus on measures of sustainable value creation for long-term investors.

    Conclusion

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive, and does not encourage imprudent risk-taking or other improper behavior.

In making this determination, the Compensation Committee considered many factors, including the following:

•	Management has positioned Lakeland Financial for future success through the planning and execution of Lakeland Financial's strategic plan.
•	Management has consistently led Lakeland Financial to strong levels of performance in recent years.
•	The shareholder return performance of Lakeland Financial over the past five years has outpaced the performance of companies in Lakeland Financial's peer group.
•	Lakeland Financial is well positioned in the communities it serves as a result of the direction that this management team has taken the Company.

Compensation Philosophy and Objectives

The overall objectives of Lakeland Financial's compensation programs are to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. The programs are designed to create meaningful incentives to manage the business successfully with a constant focus on short-term and long-term performance versus the strategic plan and the key operating and financial objectives. Our philosophy is intended to align the interests of executive officers with the long-term interests of our shareholders. The executive compensation program is structured to accomplish the following objectives:

•	encourage a consistent and competitive return to shareholders over the long-term;

•
maintain a corporate environment which encourages stability and a long-term focus for the primary constituencies of Lakeland Financial, including shareholders, clients, employees, communities and government regulatory agencies;

•	maintain a program that:

•	clearly motivates personnel to perform and succeed according to our current goals;

•	provides management with the appropriate empowerment to make decisions that benefit the primary constituents;

•	retains key personnel critical to our long-term success;

•	provides for management succession planning and related considerations;

•	emphasizes formula-based components, such as performance-based bonus plans and long-term incentive plans, in order to focus management efforts in its execution of corporate goals;

•	encourages increased productivity; and

•	responsibly manages risks related to compensation programs;

•	provide for subjective consideration in determining incentive and compensation components; and

•	ensure that management:

•	fulfills its oversight responsibility to its primary constituents;

•	conforms its business conduct to the highest ethical standards;

•	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

•	continues to avoid any conflict between its responsibilities to Lakeland Financial and each executive officer's personal interests.

Consideration of 2016 Say on Pay

At the Company's 2016 annual meeting of shareholders, more than 98% of the votes cast were in favor of the non-binding advisory proposal on the compensation of certain executive officers. The Company, the Board of Directors and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company carefully considered the result of the 2016 advisory vote on executive compensation but not for specific 2017 compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion and Analysis, the committee did not materially alter the policies or structure for the named executive officers' compensation for 2016 or 2017.

Compensation Factors

General. The Compensation Committee's decisions regarding each named executive officer are based, in part, on the committee's subjective judgment, and also take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing an executive officer's compensation, the committee considers and evaluates all components of the officer's total compensation package.

Corporate Performance. In establishing executive compensation, the Compensation Committee measures Lakeland Financial's performance compared to management's and the Board's goals and objectives, and also compares our performance to that of our peer group of financial institutions. The committee believes that using Lakeland Financial's performance as a factor in determining an executive officer's compensation is effective in helping to align the executive's interests with those of our shareholders. With that in mind, the committee focuses on performance versus key financial performance criteria, such as return on beginning equity, return on average assets, revenue growth, diluted earnings per share growth, capital adequacy, the efficiency ratio and asset quality. As part of the evaluation and review of these criteria, the committee will also take into account various subjective issues, such as general economic conditions, including the interest rate environment and its impact on performance, and how they may affect Lakeland Financial's performance.

For purposes of peer analysis in assessing performance, Lakeland Financial generally considers peer groups that include commercial banks of similar asset size. Given the ever-changing landscape within the banking industry, there is no specifically defined group of banks that are utilized for this analysis. In connection with its 2015 analysis of the Company's executive compensation programs, Pearl Meyer & Partners compiled a market reference group of 19 other publicly-traded bank holding companies headquartered in the central United States, with median assets of $3.8 billion, median market capitalization of $582 million and stable, if not strong, performance history. The peer group is slightly different from the peer group used in prior years. The companies included in this peer group are as follows:

Chemical Financial – Midland, Michigan	Pinnacle Financial Partners – Nashville, Tennessee
Park National Corporation – Newark, Ohio	First Commonwealth Financial Corp.– Indiana, Pennsylvania
Heartland Financial – Dubuque, Iowa	1st Source Corporation – South Bend, Indiana
Community Trust Bancorp – Pikeville, Kentucky	First Busey – Champaign, Illinois
First Merchants Corporation – Muncie, Indiana	Peoples Bancorp – Marietta, Ohio
Enterprise Financial Services – St. Louis, Missouri	MainSource Financial – Greensburg, Indiana
First Defiance Financial – Defiance, Ohio	Stock Yards Bancorp – Louisville, Kentucky
Hills Bancorporation – Hills, Iowa	German American – Jasper, Indiana
BankFinancial – Burr Ridge, Illinois	MidWestOne Financial – Iowa City, Iowa
United Community Financial Corporation – Youngstown, Ohio

In addition, the Compensation Committee reviewed compensation survey data that is readily available to Lakeland Financial from industry sources such as Bank Director Magazine and the American Bankers Association.

Other factors of corporate performance that may affect an executive's compensation include succession planning consideration, realization of economies of scale through cost-saving measures, Lakeland Financial's market share reputation in the communities which it serves and turnover level of employees, as well as other less subjective performance considerations. In addition, because the Compensation Committee believes strongly that our executives should be involved in the communities that we serve, the committee takes into consideration indirect and intangible business factors such as community involvement and leadership when reviewing executive compensation.

Comparison to Peer Group. In establishing the compensation of the named executive officers, the Compensation Committee utilizes market data regarding the compensation practices of other financial institutions of a similar asset size and complexity. The peer group used in 2015, which was relied upon for 2016 compensation decisions, generally included financial institutions with total assets of $1.4 billion to $9 billion, with a focus on institutions located in the central region of the United States. In some cases, however, the committee will consider data from outside the peer comparison when reviewing compensation practices if that comparison identifies similarities, such as business-line focus and long-term operating and financial stability, which should be considered. For example, institutions with a similar focus on complex commercial lending may be considered by the committee even if they fall outside of the general asset size in which our other peers are included. The committee believes that such comparison is useful in creating an overall compensation program to stay competitive in the marketplace and for attracting and retaining qualified executives. While the committee believes that it is prudent to consider such comparative information in determining compensation practices, it does not set strict parameters using this data. Rather, the committee uses comparative data to ensure that executive compensation is not inconsistent with appropriately defined peer organizations. Generally, the committee believes that the current executive officers of the Company have established a sound track record of long-term performance that warrants compensation at or around the median level of compensation among similarly situated financial institutions.

Individual Performance. When evaluating an executive officer's individual performance, the Compensation Committee takes into account Mr. Findlay's assessment of individual performance, which considers the executive's efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to the officer's position. The measure of an executive officer's individual performance and individual contribution to the overall Company performance depends, to a degree, on what steps are taken to increase revenues and implement cost-saving strategies and the outcome of such strategies. Each executive officer has different goals established that are intended to focus that executive's contributions to the strategic goals of the Company. Individual goals for executive officers are developed by Mr. Findlay in consultation with each executive officer and recommended to the committee by Mr. Findlay for approval. The committee establishes Mr. Findlay's goals after reviewing the Company's annual strategic plan, annual budget plan and the goals of the other executive officers.  Mr. Findlay is not present for the discussion or determination of his own compensation.

Compensation Decisions

This section describes the decisions made by the Compensation Committee with respect to the compensation for the named executive officers for 2016 and 2017.

Executive Summary. The major components of executive officer compensation are base salary, annual bonus, long-term incentive awards and additional benefit plans. In reviewing an executive officer's compensation, the Compensation Committee considers and evaluates all components of the officer's total compensation package through the use of tally sheets. The use of tally sheets allows the committee to assess the executive's aggregate compensation, including cash payments and non-cash incentives and benefits, in one concise document. Our compensation decisions for 2016 and for 2017 factored in Lakeland Financial's performance versus key financial criteria, including return on beginning equity, return on average assets, revenue growth, diluted earnings per share growth, capital adequacy, efficiency ratio and asset quality. Lakeland Financial achieved 104% of its targeted goals in net income and other key measures of financial performance in 2016. The committee believes that Lakeland Financial's financial performance in 2016 was very strong. When compared to its peer group, the Compensation Committee believes Lakeland Financial's performance was good and, therefore, the committee weighed heavily Lakeland Financial's relative performance when compared to its peers. Additionally, the Compensation Committee determined that the named executive officers performed well versus their individual goals for 2016.

The following is a brief summary of the compensation decisions of the Compensation Committee for 2016 and 2017:

•
base salaries for the named executive officers other than Mr. Findlay increased, on average, 5.1% for 2016 and 5.2% for 2017, with the base salary for Mr. Findlay increasing approximately 5% for both 2016 and 2017;

•	bonus payments to named executive officers for 2016 were higher than bonuses for 2015 due to outperformance of Lakeland Financial in 2016 against its target;

•	the long-term incentive plan was continued in 2016 to strengthen our retention tools for key senior and executive management;

•	the 2017 LTI Plan target level grants were reduced by 10% because of the recent increase in share price;

•	the amount of total compensation paid to Mr. Findlay was higher due to his strong performance as Chief Executive Officer for the reasons stated above;

•	benefits and perquisites remained substantially similar between 2015 and 2016 and we expect that will continue through 2017; and

•
the Compensation Committee approved a revised form of change in control agreement, which was entered into with the Named Executive Officers, and which reflects current market practices such as the inclusion of a "double trigger" change in control definition and the conditioning of benefit payments on the execution of a release and waiver against the Company.

    Base Salary. We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted. The salaries for 2016, determined by the Compensation Committee at the end of 2015, are set forth in the Summary Compensation Table on page 29. In determining these salary levels, we considered the following factors, with no specific weighting applied to any single factor:

•	the compensation philosophy and guiding principles described above;
•	the performance of Lakeland Financial versus key financial objectives;
•
the base salary paid to the officers in comparable positions at companies in the peer groups, generally using the median of total compensation as our point of reference if the officer's overall performance and experience warrants such consideration;

•	the overall professional experience and background and the industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Lakeland Financial;
•	all of the other components of executive compensation, including bonus, stock options, retirement and death benefits, as well as other benefits and perquisites;
•
the performance of Lakeland Financial's stock price, although it is not a key factor in considering compensation as the committee believes that the performance of the stock price is subject to factors outside the control of executive management; and

•	internal pay equity among Lakeland Financial executives.

At the end of 2016, the Compensation Committee determined the base salaries of the named executive officers for 2017. The committee approved raises for all of the named executive officers, for 2017 based on the factors described above and the guidance and analysis from the compensation study performed by Pearl Meyer & Partners in 2015. The base salaries for 2016 and 2017 are set forth below.

Name	Position	2016 Base Salary	2017 Base Salary
David M. Findlay	President and Chief Executive Officer	$525,000	$551,250
Lisa M. O'Neill	Executive Vice President and Chief Financial Officer	$216,000	$224,000
Eric H. Ottinger	Executive Vice President – Commercial Banking	$235,000	$252,000
Kevin L. Deardorff	Executive Vice President – Retail Banking	$227,000	$236,000
Kristin L. Pruitt	Executive Vice President and General Counsel	$222,000	$236,000

Annual Bonus. The Compensation Committee typically determines eligibility for annual bonus payments using the parameters defined in the Company's Executive Incentive Bonus Plan, which is a performance-based bonus plan for selected Lake City Bank corporate officers, including the named executive officers. As established, the committee retains the right to modify the program or withhold payment at any time. Since the plan's inception in 2002, Lakeland Financial's performance has warranted annual payments under the plan.

Eligible participants in the plan may earn an annual performance-based bonus based on Lakeland Financial's overall performance as well as the individual participant's performance. The measure of our performance is based on our actual net income for that year compared to the targeted net income. We calculate this by using our net income after the 401(k) match and incentive compensation costs and excluding non-recurring gain/loss on sale of fixed assets, investments, business assets and extinguishment of debt. The Compensation Committee approves a targeted net income amount after reviewing the previous year's actual net income in conjunction with the Board's and management's expectations for that particular year. The amount is generally increased each year in order to provide a proper level of incentive to the officers and, in the committee's view, is not at a level that makes it substantially certain that the target threshold will be obtained. The targeted net income used for 2016 was $50,247,000, and the actual net income was $52,084,000 (which was approximately 104% of the targeted amount).

Bonus payments under this plan are determined by the formulas described below, although the Compensation Committee reserves the right to modify the payouts in its sole discretion. The plan pays a percentage of the bonus amount equal to the percentage amount of actual net income achieved against the targeted net income. For example, if actual net income equals 95% of the targeted net income amount, the bonus payout would be at the 95% level. The plan has minimum performance threshold of 70% so that bonuses would only be paid if actual net income is at least 70% of the targeted net income amount.

With respect to the net income component of the bonus formula, bonuses under the program provide for target bonus payments of 40% to 50% of eligible salary for our named executive officers.  In 2016, the bonus program provided that our Chief Executive Officer would have a target bonus of 50% of his salary, Executive Vice Presidents would have target bonuses of 40% of their salaries and certain Senior Vice Presidents would have target bonuses of 30% of their salaries. Bonuses will vary based upon Company and individual performance. At threshold performance of 70%, the bonuses would be 50% of target levels and at 150% or more performance, bonus levels would be capped at 150% of target levels. Bonuses for officers receiving promotions during the year are prorated. For 2016, our actual net income, calculated as described above, equaled 104% of the targeted net income threshold, and bonuses with respect to the net income component were, therefore, paid out at that same level.

The amount of the bonus is also determined, in part, on the individual's overall performance compared to the individual's performance goals that are discussed in the beginning of the year by the individual and the other executives. The Compensation Committee also has the discretion to reward achievements that are not the subject of any pre-established goals. The committee determined that the named executive officers performed well against their respective individual performance goals in 2016 and were to each receive 100% of their bonus payment as calculated under the Executive Incentive Bonus Plan with the exception of Mr. Ottinger and Ms. O'Neill, who were to receive 106% and 89% of their respective bonus payments. The 2016 individual goals are set forth below:

David M. Findlay
•	Work with the Management Committee to implement the 2016 Strategic Plan, complete the strategic initiatives and achieve financial performance targets contained in the 2016 Strategic Plan.
•	Provide effective leadership of the Company's Management Team.
•	Effectively coordinate senior management's involvement with the Board.
•	Represent the Lakeland Financial and Lake City Bank in the community.

Lisa M. O'Neill
•	Ensure completion of 2016 Strategic Initiatives for all areas of responsibility.
•	Oversee transition to outsourced management of investment portfolio.
•	Provide strategic guidance on the Axiom implementation.
•	Ensure that the core funding remains central to the deposit strategy committee's mission.
•	Manage FIS relationship to align technology with strategic initiatives.

Eric H. Ottinger
•	Ensure completion of 2016 Commercial Strategic Initiatives.
•	Conduct an overall review of staffing needs in the commercial department.
•	Evaluate current staffing and transition plans for East Region leadership succession.
•	Collaborate with retail banking on deposit gathering and cross-selling.

Kevin L. Deardorff
•	Ensure completion of 2016 strategic initiatives for all areas of responsibility
•	Conduct a review of branch activity and determine ITM strategy.
•	Update and refine branch development plan.
•	Collaborate with commercial banking on deposit gathering and cross-selling.

Kristin L. Pruitt
•	Ensure completion of 2016 Strategic Initiatives for all areas of responsibility.
•	Assess leadership and management training needs and opportunities.
•	Conduct an overall review of staffing needs in all areas of responsibility.
•	Initiate process to review use and selection of outside counsel.

For 2016, our overall performance and achievement of individual goals resulted in aggregate bonus payments of approximately $2.4 million paid to 216 employees and ranged from 3% to 52% of base salary.  The bonuses paid to Mr. Findlay and the other named executive officers are set forth in the Summary Compensation Table on page 29 of this Proxy Statement.

Long-Term Incentive Plan. The Company maintains an Amended and Restated Long-Term Incentive Plan, or LTI Plan. The plan is designed to provide for performance-based payouts based upon three key financial criteria, including revenue growth rate, diluted earnings per share growth rate and average return on beginning equity over rolling three-year periods. The Compensation Committee has made grants under the LTI Plan each year since the plan was implemented in 2006. Awards are denominated in Company shares rather than cash to provide for additional alignment with shareholders and stock price performance over the performance period.  Shares delivered pursuant to the LTI Plan are currently granted under the shareholder approved 2013 Equity Incentive Plan.  Future shares delivered pursuant to the LTI Plan will be granted under the 2017 Equity Incentive Plan, pending shareholder approval.

The purpose of the LTI Plan is to motivate select officers to collectively produce outstanding results, encourage superior performance, increase productivity and aid in attracting and retaining key employees. Mr. Findlay recommends, subject to the Compensation Committee's approval, the performance measures and performance targets to be used for each performance period and the LTI bonus to be paid if certain required conditions are met. Performance targets are based on a combination of Lakeland Financial's goals, business unit and/or individual goals or on such other factors that the committee may determine and approve. Different performance targets may be established for different participants for any performance period, although currently all executives have the same performance targets.

Unless the Compensation Committee determines otherwise, a new three-year performance period will begin each year under the LTI Plan. Thus, the maximum number of performance periods open to measurement at any time is three. Executive officers receive earned LTI Plan payouts on a yearly basis at the conclusion of each successive three-year performance period. The committee believes that, by making annual awards that consider Company performance over rolling three-year periods, the committee is incentivizing our named executive officers to focus on consistent and sustainable performance rather than taking outsized risk in any one particular year.

The amount of the LTI bonus awarded for each performance period is based upon achieving certain performance levels for each of the three measurement criteria. The current outstanding LTI Plan awards provide for payouts equal to 50%, 100% and 150% of the target share award for Company performance at the threshold, target and maximum performance levels, respectively.  The Company employs linear interpolation to determine the payout in the event that Company falls between the threshold and target, or target and maximum, performance levels.  Under the LTI Plan, performance on each of the three measurement criteria is computed for the three-year period from the start date and constitutes 33.33% of the overall vesting calculation. For the 2015-2017 and 2016-2018 performance periods, the target performance levels are 6.00% revenue growth, 8.00% diluted earnings per share growth and 12.25% average return on beginning equity growth. For the 2017-2019 performance period, the Compensation Committee increased the target performance levels for average return on beginning equity growth to 12.75% and for revenue growth to 6.5%, and left the target performance level for diluted earnings per share equal to that for the 2015-2017 and 2016-2018 performance periods. The Compensation Committee directed management to accrue for the open periods at an amount equal to the sum of the percentages of the actual financial performance against the targeted performance levels, with each of the three criteria valued at 33.33% of the total accrual.

The Compensation Committee reduced the number of target share awards granted under the LTI Plan for the performance period 2017-2019 by 10% from the prior year's LTI Plan grants.  This action was taken to ensure that the equity compensation is fair to both participants and the Company's shareholders.  Based on input from Pearl Meyer & Partners and Mr. Findlay, and due to the increase in the Company's stock price over the prior year, the Compensation Committee determined that this reduction in the number of shares granted was appropriate to maintain a balance between cash and equity compensation, while at the same time rewarding participants for strong performance.

The LTI Plan allows the Compensation Committee, at its discretion, to adjust performance goals and performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the committee when the performance measures and targets were set.

For the three-year performance period ending December 31, 2016, awards were paid at 119% of target, for a total of 110,670 shares paid to 21 individuals in accordance with the terms of the LTI Plan. The payouts to the named executive officers for the 2013-2015 and the 2014-2016 performance periods were as follows (share amounts reflect the 2016 3-for-2 common stock split):

Name	Performance Period 2013-2015 Payout Shares	Performance Period 2014-2016 Payout Shares
David M. Findlay	16,650	21,420
Lisa M. O'Neill	---	7,140
Eric H. Ottinger	6,660	7,140
Kevin L. Deardorff	6,660	7,140
Kristin L. Pruitt	4,995	7,140

The target award that each named executive officer may earn under the 2015-2017, 2016-2018 and 2017-2019 performance periods is as follows (share amounts reflect the 2016 3-for-2 common stock split):

Name	Performance Period 2015-2017 Target Share Award Payable in 2018	Performance Period 2016-2018 Target Share Award Payable in 2019	Performance Period 2017-2019 Target Share Award Payable in 2020
David M. Findlay	18,000	18,000	16,200
Lisa M. O'Neill	6,000	6,000	5,400
Eric H. Ottinger	6,000	6,000	5,400
Kevin L. Deardorff	6,000	6,000	5,400
Kristin L. Pruitt	6,000	6,000	5,400

Equity Awards. No stock options were issued in 2016 to the named executive officers under our 2013 Equity Incentive Plan, as set forth on the Outstanding Equity Awards at Fiscal Year End table on page 32.

All Other Compensation and Perquisites. While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis. The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. It is our belief that perquisites for executive officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region. Due to this philosophy, Lakeland Financial has generally provided nominal benefits to executives that are not available to all full time employees and we plan to continue this approach in the future. The benefits offered in 2016 to the named executive officers will continue for 2017. The perquisites received by the named executive officers in 2016 are reported in the Summary Compensation Table on page 29.

Change in Control Agreements. The Company was previously a party to change in control agreements with each of Messrs. Findlay, Ottinger and Deardorff which provided for payments upon the named executive officers termination of employment by the Company without cause in connection with a change in control, or by the named executive officer for any reason within 12 months following a change in control.

In February 2016, the Compensation Committee approved a revised form of change in control agreement to reflect current market practices while continuing to provide the named executive officers with reasonable security in the event that a potential change in control, through an acquisition or otherwise, creates uncertainty with respect to the employment relationship without regard to the named executive officer's competence or past contributions to the Company.  In approving the revised form of change in control agreement the Compensation Committee considered and adopted the following material revisions:

•
a "double-trigger" provision requiring both a change in control and a termination of the named executive officer's employment either by the Company without cause or by the named executive officer for good reason;

•	conditioning the payment of benefits upon the receipt of an executed release and waiver of all claims against the Company;
•	more restrictive non-compete covenants with a shorter duration; and
•	a more specific definition of what constitutes a termination for cause.
Effective March 1, 2016, the Company entered into the revised change in control agreements with each of Messrs. Findlay, Ottinger and Deardorff and Messes. O'Neill and Pruitt.  The revised change in control agreements supersede and replace any previous change in control agreements entered into between the Company and its named executive officers.  The change in control agreements are discussed more fully in the Potential Payments upon Termination or Change in Control section on pages 35 through 38 below.
COMPENSATION COMMITTEE REPORT

Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Lakeland Financial's Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by:
Daniel F. Evans, Jr.
Thomas A. Hiatt
Charles E. Niemier
Emily E. Pichon
M. Scott Welch

Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Compensation Committee of the Board of Directors during the last fiscal year.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers in 2016, 2015 and 2014 compensation is presented for officers who were also named executive officers in those years.

Name and principal position	Year	Salary(1)	Stock awards (2)(3)	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings(4)	All other compensation (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
David M. Findlay President and Chief Executive Officer	2016 2015 2014	$521,663 493,360 424,693	$624,629 408,837 590,910	--- --- ---	$273,000 245,000 225,750	--- --- ---	$22,596 23,401 21,939	$1,441,888 1,170,598 1,263,292
Lisa M. O'Neill Executive Vice President and Chief Financial Officer	2016 2015 2014	215,630 206,286 162,692	208,210 136,279 189,556	--- --- ---	85,000 78,710 84,000	--- --- ---	18,346 17,391 6,827	527,186 438,667 443,075
Eric H. Ottinger Executive Vice President - Commercial Banking	2016 2015 2014	233,477 218,263 211,154	208,210 136,279 196,970	--- --- ---	101,000 85,848 89,040	--- --- ---	27,456 26,251 26,839	570,143 466,641 524,003
Kevin L. Deardorff Executive Vice President – Retail Banking	2016 2015 2014	225,828 217,963 211,462	208,210 136,279 196,970	--- --- ---	94,432 85,848 89,040	4,289 --- 22,712	18,346 17,391 18,189	551,105 457,482 538,373
Kristin L. Pruitt(6) Executive Vice President and General Counsel	2016	220,796	208,210	---	92,352	---	20,146	541,504

(1)	Salary reported includes amounts deferred at the officer's election pursuant to the Company's deferred compensation plans.
(2)
For 2016, represents the grant date fair value calculated in accordance with FASB ASC Topic 718 for performance-based restricted stock unit awards granted under our LTI Plan for the 2016-2018 performance period. For 2015, represents such grant date fair value for performance-based restricted stock unit awards granted under our LTI Plan for the 2015-2017 performance period. For 2014, represents such grant date fair value for performance-based restricted stock unit awards granted under our LTI Plan for the 2014-2016 performance period. See the discussion of equity awards in Note 15 of the Notes to Consolidated Financial Statements for Lakeland Financial's financial statements for the year ended December 31, 2016 for further information regarding these awards.

(3)
The maximum value that could be paid out based on performance for each individual under the respective performance-based restricted stock unit award is as follows:  Mr. Findlay 2016 – $787,348, 2015 – $730,065 and 2014 – $661,466; Ms. O'Neill 2016 – $262,449, 2015 – $243,355 and 2014 – $212,189; Mr. Ottinger 2016 – $262,449, 2015 – $243,355 and 2014 – $220,489; Mr. Deardorff 2016 – $262,449, 2015 – $243,355 and 2014 – $220,489; and Ms. Pruitt 2016 – $262,449.

(4)
Amounts reflect the aggregate increase in the actuarial present value of the named executive officers' accumulated benefit under the Lakeland Financial Corporation Pension Plan during 2016. No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	The amounts for 2016 set forth in column (h) as "all other compensation" include 401(k) plan matching contributions, country club memberships and cell phone stipends paid by us as follows:
(6)	Ms. Pruitt was not a named executive officer prior to 2016.

	Mr. Findlay	Ms. O'Neill	Mr. Ottinger	Mr. Deardorff	Ms. Pruitt
401(k) match	$16,536	$16,536	$16,536	$16,536	$16,536
Cell phone stipend	1,810	1,810	1,810	1,810	1,810
Country club membership	4,250	---	9,110	---	1,800
Total	$22,596	$18,346	$27,456	$18,346	$20,146

Grants of Plan-Based Awards

The following table provides information on annual cash bonuses under our Executive Incentive Bonus Plan and on long-term equity performance awards under our Amended and Restated Long-Term Incentive Plan. These plans are described in more detail in the Compensation Discussion and Analysis section. The estimated amounts set forth in the table are subject to the terms of the respective plan and Company and individual performance, as described in the Compensation Discussion and Analysis section.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (3)(4)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)	Grant date fair value of stock and option awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
David M. Findlay LTI Plan Executive Incentive Bonus Plan	1/1/2016(1) ---(2)	$131,250	$262,500	$393,750	9,000	18,000	27,000	$524,899
Lisa M. O'Neill LTI Plan Executive Incentive Bonus Plan	1/1/2016(1) ---(2)	43,200	86,400	129,600	3,000	6,000	9,000	174,966
Eric H. Ottinger LTI Plan Executive Incentive Bonus Plan	1/1/2016(1) ---(2)	47,000	94,000	141,000	3,000	6,000	9,000	174,966
Kevin L. Deardorff LTI Plan Executive Incentive Bonus Plan	1/1/2016(1) ---(2)	45,400	90,800	136,200	3,000	6,000	9,000	174,966
Kristin L. Pruitt LTI Plan Executive Incentive Bonus Plan	1/1/2016(1) ---(2)	44,400	88,800	133,200	3,000	6,000	9,000	174,966

(1)
Represents possible payments pursuant to the LTI Plan for the performance period running from 2016-2018. The plan is described in the section entitled "Long-Term Incentive Plan" in the Compensation Discussion and Analysis section.

(2)
Represents possible payments pursuant to the Executive Incentive Bonus Plan for 2016 performance. The plan is described in the section entitled "Annual Bonus" in the Compensation Discussion and Analysis section. The bonus payout for 2016 performance is shown in the column entitled "Non-equity incentive plan compensation" in the Summary Compensation Table above.

(3)	The Compensation Discussion and Analysis describes the performance conditions applicable to these grants under Compensation Decisions – Long-Term Incentive Plan on pages 25 through 27.

(4)	Share amounts above reflect the 3-for-2 common stock split on July 25, 2016 paid in the form of a stock dividend on August 5, 2016.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding option awards and stock awards at December 31, 2016 held by the individuals named in the Summary Compensation Table. Market values for outstanding stock awards are based on the closing price of Lakeland Financial stock on December 30, 2016 (the last trading day of the year) of $47.36.
Stock Awards
Name	Grant date	Number of shares or units of stock that have not vested(1)(3)	Market value of shares of units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
(a)	(b)	(g)	(h)	(i)	(j)
David M. Findlay	1/1/14 1/1/15 1/1/16			27,000 27,000 27,000	$1,278,720 1,278,720 1,278,720
Lisa M. O'Neill	4/16/14 4/16/14 1/1/15 1/1/16	4,500	$213,120	9,000 9,000 9,000	426,240 426,240 426,240
Eric H. Ottinger	1/1/14 1/1/15 1/1/16			9,000 9,000 9,000	426,240 426,240 426,240
Kevin L. Deardorff	1/1/14 1/1/15 1/1/16			9,000 9,000 9,000	426,240 426,240 426,240
Kristin L. Pruitt	1/1/14 1/1/15 1/1/16			9,000 9,000 9,000	426,240 426,240 426,240

(1)	The stock awards reflected in the "Stock Awards" columns g and h above vest based upon completion of a 3 year service period from the grant date.
(2)
The stock awards reflected in the "Stock Awards" columns i and j above vest based upon the achievement of certain performance thresholds over a three-year period, as described more completely in the section entitled "Long-Term Incentive Plan" in the Compensation Discussion and Analysis section above.  Based on actual performance during the performance period through December 31, 2016, the 2016, 2015 and 2014 awards are reported at maximum performance.

(3)	Share amounts above reflect the 3-for-2 common stock split on July 25, 2016 paid in the form of a stock dividend on August 5, 2016.

Option Exercises and Stock Vested in 2016
The following table sets forth information concerning the exercise of options and the vesting of stock awards in 2016 by the individuals named in the Summary Compensation Table.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise(4)	Value realized on exercise(1)	Number of shares acquired on vesting(2) (4)	Value realized on vesting(3)
(a)	(b)	(c)	(d)	(e)
David M. Findlay	15,000	$308,632	16,650	$486,069
Lisa M. O'Neill	---	---	---	---
Eric H. Ottinger	---	---	6,660	194,428
Kevin L. Deardorff	---	---	6,660	194,428
Kristin L. Pruitt	---	---	4,995	145,821

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Shares include restricted stock units under the LTI Plan that vested in 2016 for the 2013 – 2015 performance period.

(3)	Amounts reflect the value realized upon vesting of restricted stock units based on the closing price of Lakeland Financial stock on the date of vesting.

(4)	Share amounts above reflect the 3-for-2 common stock split on July 25, 2016 paid in the form of a stock dividend on August 5, 2016.

Pension Benefits
The following table provides information as of December 31, 2016 for each of our named executive officers regarding the actuarial present value of the officer's total accumulated benefit under our defined benefit retirement plan, the Lakeland Financial Corporation Pension Plan.
Name	Plan name	Number of years credited service		Present value of accumulated benefit		Payments during last fiscal year
(a)	(b)	(c)		(d)		(e)
David M. Findlay	---	---		---		---
Lisa M. O'Neill	---	---		---		---
Eric H. Ottinger	---	---		---		---
Kevin L. Deardorff	Lakeland Financial Corporation Pension Plan	10	(1)	$58,657	(2)	---
Kristin L. Pruitt	---	---		---		---

(1)	Although Mr. Deardorff has 26 years of actual service with the Company, he has only 10 years of service credit as the plan was frozen with respect to future benefit accruals in 2000.

(2)
See the discussion of pension and other post retirement plans in Note 11 to the Consolidated Financial Statements for Lakeland Financial's financial statements for the year ended December 31, 2016 for further information regarding the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

Our defined benefit retirement plan covers certain employees over 21 years of age with more than one year of service. Effective April 1, 2000, we amended the plan to freeze the accrual of benefits to participants under the plan. As a result of this amendment, employees who were not participants in the plan as of March 31, 2000 are not able to become participants under the plan. In addition, all benefits previously accrued under the plan by participants were frozen in place, and continuing employment with us will not increase the employee's benefits upon retirement. Normal retirement age is 65. Participants received credit for 2 1/2% of their average salary for each year up to 20 years of service or through March 31, 2000, whichever occurred first.

The principal benefit under this plan is a lifetime annuity for the joint lives of participants and their spouses. This amount is offset by social security benefits. On December 31, 1985, the then existing plan was terminated and the latest plan (which is now frozen) was adopted effective January 1, 1986. Participants in the terminated plan were paid cash or received annuities for their earned benefits as of December 31, 1985. The amounts paid for annuities purchased as a part of the plan termination will reduce the benefits to be paid out of the latest plan.

Nonqualified Deferred Compensation

Effective January 1, 2004, we adopted the Lake City Bank Deferred Compensation Plan. The purpose of the plan is to provide an option for salary deferrals at the participant's voluntary election for certain individuals without regard to statutory limitations under tax qualified plans. The plan is available to all of our executive officers. The plan is funded solely by participant contributions and does not receive a Company match. Participants may defer a portion of their salary or bonus under the plan.  Deferred amounts are tracked by the Company in a deferral account. The Company will credit earnings and losses to the participant's deferred account based on the performance of one or more measurements funds selected by the participant from a pool of measurement funds selected by the Compensation Committee.  The participant's deferred account balance will be distributed in a lump sum following the participant's termination of employment or death. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement on or after the participant's attainment of age 55 and 10 years of service, but may not make withdrawals during their employment, except in the event of a financial hardship as approved by the Compensation Committee, or if the participant makes an in service distribution election prior to the time of the deferral in accordance with the terms of the plan. All deferral elections and associated distribution schedules are irrevocable.  Earnings or losses on deferrals are the result of market performance of the selected investments.

Name	Executive contributions in last FY	Registrant contributions in last FY	Aggregate earnings in last FY	Aggregate withdrawals/distributions	Aggregate balance at last FYE
(a)	(b)	(c)	(d)	(e)	(f)
David M. Findlay(1)	$166,227	---	$155,294	---	$1,694,393
Lisa M. O'Neill	---	---	---	---	---
Eric H. Ottinger	---	---	---	---	---
Kevin L. Deardorff(2)	42,924	---	8,366	---	51,290
Kristin L. Pruitt(3)	17,465	---	9,221	---	88,046

(1)
With respect to Mr. Findlay, $104,977 and $61,250 of the 2016 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation, respectively.  The 2016 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table.  $991,571 of the aggregate balance as of December 31, 2016 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

(2)
With respect to Mr. Deardorff, $42,924 of the 2016 contributions were reported in the Summary Compensation Table as non-equity incentive compensation, respectively.  The 2016 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table.  All of the aggregate balance as of December 31, 2016 was reported as compensation to the executive in the Summary Compensation Table in 2016.

(3)
With respect to Ms. Pruitt, $13,369 and $4,096 of the 2016 contributions were reported in the Summary Compensation Table as salary and non-equity incentive compensation, respectively.  The 2016 aggregate earnings were not considered above market interest, and as such, were not reported in the Summary Compensation Table.  $52,390 of the aggregate balance as of December 31, 2016 has been reported as compensation to the executive in the Summary Compensation Table in previous years.

As noted above, all contributions to the plan are funded solely by voluntary participant contributions, which represent a deferral of annual salary, and there are no Company matching contributions.  All aggregate earnings shown above represent investment and interest return on participant contributions.

Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of December 31, 2016. As is more fully described below, all of the named executive officers were subject to change in control agreements with Lakeland Financial that were in effect on December 31, 2016 (each, a "Change in Control Agreement"), which provide for payments and benefits to a terminating executive following a change in control of Lakeland Financial. Except for the payments and benefits provided by the Change in Control Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible executives of Lakeland Financial. For purposes of estimating the value of certain equity awards, we have assumed a price per share of our common stock of $47.36, which was the closing price of our stock on December 30, 2016, the last trading day of the year.

	Cash Severance Payment	LTI Plan(1)	Executive Incentive Bonus Plan(2)	Continuation of Medical/Dental Benefits(3)	Total Termination Benefits
David M. Findlay
Voluntary retirement	---	$1,003,085	---	---	$1,003,085
Termination – death	---	$1,003,085	---	---	$1,003,085
Termination, by the Company other than for cause, or by the executive for good reason, in connection with change in control	$1,575,000	---	---	$33,108	$1,608,108

	Cash Severance Payment	LTI Plan(1)	Executive Incentive Bonus Plan(2)	Continuation of Medical/Dental Benefits(3)	Total Termination Benefits
Lisa M. O'Neill
Voluntary retirement	---	---	---	---	---
Termination – death	---	$334,362	---	---	$334,362
Termination – disability	---	---	---	---	---
Termination, by the Company other than for cause, or by the executive for good reason, in connection with change in control	$604,800	---	---	$33,108	$637,908
Eric H. Ottinger
Voluntary retirement	---	---	---	---	---
Termination – death	---	$334,362	---	---	$334,362
Termination, by the Company other than for cause, or by the executive for good reason, in connection with change in control	$658,000	---	---	$33,108	$691,108
Kevin L. Deardorff
Voluntary retirement	---	$334,362	---	---	$334,362
Termination – death	---	$334,362	---	---	$334,362
Termination, by the Company other than for cause, or by the executive for good reason, in connection with change in control	$635,600	---	---	$21,849	$657,449
Kristin L. Pruitt
Voluntary retirement	---	---	---	---	---
Termination – death	---	$334,362	---	---	$334,362
Termination, by the Company other than for cause, or by the executive for good reason, in connection with change in control	$621,600	---	---	$33,108	$654,708

(1)	A prorated bonus is payable to a participant under the LTI Plan when such participant's employment is terminated by reason of his or her retirement or death.
(2)
Unless an executive is employed on the date on which bonuses are paid under the Executive Incentive Bonus Plan, he or she will not receive any payment thereunder. The only exception to this rule is that a prorated bonus is payable to a participant under the Executive Incentive Bonus Plan when such participant retires prior to the date of payment. For purposes of the table above, it is assumed that each executive's employment terminated on December 31, 2016. Therefore, since the executive was employed for the entire calendar year, no proration is required and the executive would be entitled to the full amount of the bonus under the Executive Incentive Bonus Plan.

(3)	Since our medical and dental benefit plans are self-funded, we have estimated the amounts due for 18 months of medical and dental benefits based on our monthly COBRA continuation rates.

Accrued Pay, Certain Retirement Benefits and Vested Equity Awards. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, or amounts that are fully vested under the terms of the applicable plan. These include:
•	Accrued salary and vacation pay.
•	Regular pension benefits under our defined benefit retirement plan. See "Pension Benefits" on pages 33 and 34.
•
Distributions of plan balances under our 401(k) plan and the Lake City Bank Deferred Compensation Plan (the "Deferred Compensation Plan"). See "Nonqualified Deferred Compensation" on pages 34 and 35 for information on current account balances and an overview of the Deferred Compensation Plan.

Disability, Death and Retirement. A termination of employment due to disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally. As is the case with any other eligible participant under our LTI Plan (as described in the Compensation Discussion and Analysis on pages 15 through 28 above), termination of employment due to death or retirement will entitle the named executive officers to a prorated payout under such plan. In addition, as is also the case with any other eligible participant under our Executive Incentive Bonus Plan (as described in the Compensation Discussion and Analysis on pages 15 through 28 above), termination of employment due to retirement will entitle the named executive officers to a prorated bonus under such plan.  All employees, including the named executive officers, who receive awards under our 2013 Equity Incentive Plan will immediately vest in any unvested awards held by such employee in the event of a termination due to disability or death.

Acceleration of Vesting Upon a Change in Control. All employees, including the named executive officers, who receive awards under our 2008 Equity Incentive Plan will immediately vest in any unvested awards held by such employee upon the occurrence of a change in control.  All employees, including the named executive officers, who receive awards under our 2013 Equity Incentive Plan will immediately vest in any unvested awards held by such employee if (1) the 2013 Equity Incentive Plan and the respective award agreements are not fully assumed in a change in control or (2) the 2013 Equity Incentive Plan and the respective award agreements are fully assumed in the change in control and the employee is terminated by the Company or without cause or the employee resigns for good reason.

Change in Control Agreements. Other than as is provided in the Change in Control Agreements, and except as is provided in accordance with the terms of our 2008 Equity Incentive Plan or our 2013 Equity Incentive Plan, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.

In the case of a termination of employment by the Company without cause, or by the executive for good reason, within 6 months prior to, or 24 months immediately following, a change in control, the Change in Control Agreements provide for the following:

•
Payment, in a single lump sum, of a severance benefit equal to two times the sum of (i) the greater of the executive's then current base salary or the executive's annual base salary as of the date one day prior to the change in control and (ii) the greater of the executive's target annual performance bonus or the amount of the average annual performance bonus paid (or payable) to the executive for the most recently completed three fiscal years of the Company prior to the year in which the termination of employment occurs.

•
To the extent the executive (or any of the executive's dependents) was eligible to be covered under the terms of our medical and dental plans for active employees immediately prior to his termination date, we will provide the executive (and his dependents, if any), at the Company's cost, with equivalent coverages for up to 18 months following termination of employment, provided the executive elects COBRA coverage. In the event that the executive (and/or his dependents, if any) become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to our plan benefits, coverage under our plans will cease for the executive (and/or his dependents, if any).

The change in control benefits described above are subject to a modified 280G cutback provision which provides for a reduction in payments to the extent that such reduction would confer a greater after-tax benefit to the executive after taking into account all income, employment and excise taxes.

The Company entered into revised Change in Control Agreements with the named executive officers effective March 1, 2016 that, among other things, modified the "double-trigger" provision described above, conditioned the receipt of the change in control payment on the executive's execution of a release and waiver of claims against the Company, and increased the geographic scope (but reduced the duration) of the non-compete covenant described below.

In exchange for the payments and benefits provided under the Change in Control Agreements, the executives agree to be bound by a one-year restrictive covenant, which will be effective throughout the geographic area within a 60-mile radius from the location of any office of the Company operating at the time of the executive's termination of employment. The restrictive covenant will prohibit the executive from competing, in any way, with the Company for the one-year period following the executive's termination of employment.

Tax Deductibility of Compensation

Lakeland Financial seeks to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Internal Revenue Code will generally disallow a corporate tax deduction for compensation paid to certain officers in excess of $1 million, unless the compensation meets an exception as performance-based compensation. While we try to structure compensation plans and programs to ensure deductibility, we may approve compensation amounts that do not qualify for deductibility when we deem it to be in the best interest of Lakeland Financial.

DIRECTOR COMPENSATION

During 2016, directors who were not employees of Lakeland Financial or Lake City Bank were paid $1,000 for each Board or committee meeting attended. Each director also received a retainer of $25,000 for service on the Board, and the chairperson of the Audit Committee received an additional $10,000, the lead director received an additional $5,000, the chairperson of the Compensation Committee received an additional $5,000, the chairperson of the Nominating and Corporate Governance Committee received an additional $5,000 and the chairperson of the Corporate Risk Committee received an additional $5,000.

Each director of Lakeland Financial is also a director of Lake City Bank and is not compensated separately for service on the Lake City Bank's Board.

Mr. Findlay, who is a director and also serves as our President and Chief Executive Officer, is not paid any fees for his service as a director.  Mr. Kubacki, who is a director and was Executive Chairman through April 2016, was not paid any fees for his service as a director through April in 2016, but was paid a retainer and Board meeting fees beginning in May 2016.  The directors' fees are reviewed annually by the Compensation Committee.

Additionally, under the 2013 Equity Incentive Plan, directors may be awarded non-qualified stock options or stock grants at the discretion of the Compensation Committee. In 2016, each non-employee director was awarded 1,874 shares Lakeland Financial stock and in 2017 each non-employee director will receive 1,688 shares of Lakeland Financial stock upon approval by the Board of Directors.  The share amounts listed above reflect the Company's 3-for-2 common stock split effective July 25, 2016 paid in the form of a stock dividend on August 5, 2016.

Since 2011, the Board of Directors has maintained a stock ownership policy that require that directors to hold a minimum of 5,000 shares of Lakeland Financial within five years from either the adoption of the stock ownership policy or first becoming a director. At the time of the decision to increase the requirement, 5,000 shares represented approximately the same value as five times the annual retainer for directors. This requirement will be reviewed each year by the Nominating and Corporate Governance Committee and may be adjusted to maintain a similar ratio. As of December 31, 2016, all of our non-employee directors met the requirements of our stock ownership policy.

The following table provides information on 2016 compensation for non-employee directors who served during 2016.

Name	Fees earned or paid in cash(1)	Stock awards(2)(3)	All other compensation		Total
(a)	(b)	(c)	(d)		(e)
Blake W. Augsburger	$47,746	$57,619	---		$105,365
Robert E. Bartels, Jr.	41,000	57,619	---		98,619
Daniel F. Evans, Jr.	53,901	57,619	---		111,520
Thomas A. Hiatt	63,880	57,619	---		121,499
Michael L. Kubacki	22,667	29,990	$119,846	(4)	52,657
Charles E. Niemier	69,494	57,619	---		127,113
Emily E. Pichon	38,532	57,619	---		96,151
Steven D. Ross	46,000	57,619	---		103,619
Brian J. Smith	57,785	57,619	---		115,404
Bradley J. Toothaker	47,667	57,619	---		105,286
Ronald D. Truex	48,767	57,619	---		106,386
M. Scott Welch	74,815	57,619	---		132,434

(1)
We maintain the Lakeland Financial Corporation Directors Fee Deferral Plan under which non-employee directors are permitted to defer receipt of their directors' fees and earn a rate of return based upon the performance of our stock. The amounts shown in this column include amounts that may have been deferred by the directors. We may, but are not required to, fund the deferred fees into a trust which may hold our stock. The plan is unqualified and the directors have no interest in the trust. The deferred fees and any earnings thereon are unsecured obligations of Lakeland Financial. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to shareholders. The number of shares attributable to each director under the plan are set forth in the footnotes to the Beneficial Ownership Table on page 5.

(2)
Represents the grant date fair value for restricted stock awards in accordance with FASB ASC Topic 718 - "Compensation-Stock Compensation." See the discussion of equity awards in Note 15 of the Notes to Consolidated Financial Statements for Lakeland Financial's financial statements for the year ended December 31, 2016. The number of shares granted and vested for each director other than Mr. Kubacki was 1,874. The number of shares granted and vested for Mr. Kubcacki was 937.

(3)
The aggregate amount of option awards outstanding as of December 31, 2016 for non-employee directors was as follows:  Robert E. Bartels held 1,500. The other non-employee directors did not have any outstanding option awards as of December 31, 2016.

(4)
Represents amounts paid to Mr. Kubacki for his service as Executive Chairman of Lakeland Financial and Lake City Bank, a full-time executive officer position, through the 2016 Annual Shareholder Meeting.  Includes $78,846 paid as salary and a $41,000 incentive bonus payment.

APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN

 A proposal will be presented at the Lakeland Financial annual meeting to approve the Lakeland Financial Corporation 2017 Equity Incentive Plan (the "2017 Equity Incentive Plan"). Lakeland Financial's board of directors approved the 2017 Equity Incentive Plan on January 10, 2017, subject to shareholder approval. A summary of the material provisions of the 2017 Equity Incentive Plan is set forth below. A copy of the 2017 Equity Incentive Plan is set forth as Appendix A.

Proposed 2017 Equity Incentive Plan
Our Board has approved the 2017 Equity Incentive Plan to promote the long-term financial success of Lakeland Financial and its subsidiaries by attracting and retaining key employees and other individuals, and directed that the 2017 Equity Incentive Plan be submitted for approval by our shareholders. We are submitting the 2017 Equity Incentive Plan to our shareholders at this time to:
•	replace our current equity compensation plan, the Lakeland Financial Corporation 2013 Equity Incentive Plan;
•	comply with Nasdaq rules and, with respect to incentive stock options, rules under Code Section 422, which require shareholder approval; and
•	allow performance awards under the 2017 Equity Incentive Plan to qualify as "performance-based compensation" under Code Section 162(m).
One of the requirements of "performance-based compensation" under Code Section 162(m) is that the material terms of the performance goals must be approved by shareholders. These material terms generally include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goal is attained. Shareholder approval of the 2017 Equity Incentive Plan is intended to constitute approval of the material terms of the performance goals under the 2017 Equity Incentive Plan for purposes of Code Section 162(m).
If the 2017 Equity Incentive Plan is not approved by our shareholders, it will not be adopted, and we will continue to operate under the 2013 Equity Incentive Plan until its expiration. In the event the 2017 Equity Incentive Plan is not approved and the 2013 Equity Incentive Plan expires, we believe that higher cash compensation may be required to attract and retain key employees and other individuals.
In determining the number of Lakeland Financial shares to be authorized under the 2017 Equity Incentive Plan, our Compensation Committee and Board of Directors considered the effects of our size, number of outstanding shares of Lakeland Financial common stock, and employee headcount, and the Compensation Committee and Board believe that a share reserve of 1,000,000 shares is appropriate. The Compensation Committee engaged Pearl Meyer Partners to provide a share reserve analysis, which concluded that 1,000,000 is an appropriate number of shares based upon peer group analysis, historical usage and institutional shareholder considerations. As of the date of this proxy statement through the date of the shareholder meeting, Lakeland Financial will not grant any additional awards under the 2013 Equity Incentive Plan, and upon shareholder approval of the 2017 Equity Incentive Plan, the 2013 Equity Incentive Plan will be frozen.
Important Considerations

We have adopted and are recommending that our shareholders approve the 2017 Equity Incentive Plan because we believe the design of the 2017 Equity Incentive Plan, and the number of shares reserved for issuance, are consistent with the interests of our shareholders and good corporate governance practices. In approving the 2017 Equity Incentive Plan, our Compensation Committee and Board of

Directors engaged an independent compensation consultant to assist with establishing a proper share reserve for the 2017 Equity Incentive Plan. In doing so, we considered both overhang and usage.
•
Burn Rate; Longevity of Authorized Shares. Burn rate (the measure of the annual rate at which companies use shares available for grant in their equity compensation plans), is an important factor for shareholders concerned about shareholder dilution. The burn rate is defined in terms of the gross number of equity awards granted during a calendar year divided by the weighted average of number of shares of common stock outstanding during the year. We believe our current three-year average burn rate of approximately 1.46% should be viewed favorably by our shareholders. We do not anticipate that projected usage of the 2017 Equity Incentive Plan will vary materially from our historical usage, and estimate that the additional 1,000,000 shares to be authorized for issuance under the 2017 Equity Incentive Plan will be sufficient for several years based on historical and anticipated usage.

•
Overhang. Overhang is a measure that is sometimes used to assess the aggregate dilutive impact of equity programs such as the 2017 Equity Incentive Plan. Overhang indicates the amount by which existing shareholder ownership would be diluted if the shares authorized for issuance under the 2017 Equity Incentive Plan, coupled with the shares subject to outstanding awards, were issued. As of, December 1, 2016 Lakeland Financial had outstanding equity awards of 9,000 stock options with a weighted average exercise price of $16.03 and weighted average remaining term of 1.45 years, 294,000 full-value awards, and 71,291 shares remaining available in the 2013 Equity Incentive Plan, under which no new awards will be granted prospectively leading up to the date of the annual shareholders' meeting (which represents overhang of approximately 2%). The approval of the new share pool of 1,000,000 shares to be authorized (combined with freezing the 2013 Equity Incentive Plan) will result in overhang of approximately 5% relative to the approximately 303,000 shares currently outstanding.  We believe this level of overhang should not be viewed as excessive by shareholders.

Shareholder Approval; Best practices
If the 2017 Equity Incentive Plan is adopted by our shareholders, we will not make any new grants of awards under the 2013 Equity Incentive Plan.  The 2017 Equity Incentive Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices such as:
•
Multiple Award Types. The 2017 Equity Incentive Plan permits the issuance of stock options, restricted stock units, restricted stock and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types will enable the plan administrator to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•
No Evergreen Feature. The number of authorized shares under the 2017 Equity Incentive Plan is fixed at 1,000,000, all of which may be granted as ISOs. As of the date of shareholder approval of the 2017 Equity Incentive Plan, no new grants will be made under the 2013 Equity Incentive Plan. The 2017 Equity Incentive Plan does not include an "evergreen" feature that would cause the number of authorized shares to automatically increase in future years.

•
Conservative Share Reuse Provision. Shares subject to an award under the 2017 Equity Incentive Plan will not be available for reuse if such shares are tendered in payment of a stock option, delivered or withheld to satisfy any tax withholding obligation.

•
Minimum Vesting Periods. Stock awards that are vested solely based on continued service, must have a vesting period of at least one year, with the exception that up to 5% of the share reserve may have a shorter vesting period for director awards.

•
Repricings Prohibited. Repricing of options and SARs generally is prohibited without prior shareholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.

•
Discount Stock Options and SARs Prohibited. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.

•
Double Trigger Change in Control Provisions. The change in control provisions under the 2017 Equity Incentive Plan provide for acceleration of vesting in the event of a change in control only if the 2017 Equity Incentive Plan does not become an obligation of the successor entity or the participant incurs a termination of service without cause or for good reason following the change in control.

•
Tax-Deductible Cash Incentive Awards. The 2017 Equity Incentive Plan allows for payment of cash incentives, so that future awards may be made to certain officers that are eligible to be deducted under Code Section 162(m) for "performance-based compensation."

•
Clawback Policy Implementation. All awards under the 2017 Equity Incentive Plan will be subject to any applicable law respecting recapture of compensation or Lakeland Financial clawback policy in effect from time to time.

•	Independent Oversight. The 2017 Equity Incentive Plan will be administered by a committee of independent Board members.
A summary of the material provisions of the 2017 Equity Incentive Plan is set forth below. A copy of the 2017 Equity Incentive Plan is set forth as Appendix A.
General
The 2017 Equity Incentive Plan was established by our Board to promote the Company's long term financial success, to attract, retain and reward persons who can contribute to the Company's success, and to further align the participants' interest with those of the Company's shareholders.  The 2017 Equity Incentive Plan will be administered by the Compensation Committee which will select award recipients from the eligible participants, determine the types of awards to be granted, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.
The 2017 Equity Incentive Plan incorporates a broad variety of cash-based and equity-based incentive compensation elements to provide the Compensation Committee with significant flexibility to appropriately address the requirements and limitations of recently applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the 2017 Equity Incentive Plan and shareholder interests.
Subject to permitted adjustments for certain corporate transactions, the maximum number of shares that may be delivered to participants, or their beneficiaries, under the 2017 Equity Incentive Plan is 1,000,000 shares of Lakeland Financial's common stock. To the extent that any shares of stock covered by an award (including stock awards) under the 2017 Equity Incentive Plan are forfeited or are not delivered for any reason, including because the award is forfeited, canceled, or settled in cash, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the 2017 Equity Incentive Plan. With respect to stock options for which payment of the exercise price is satisfied by tendering shares of stock of Lakeland Financial, or by the net exercise of the award, the full number of shares of stock set forth in the award agreement will be counted for purposes of these limitations. With respect to stock appreciation rights, or SARs, that are settled in stock, the full number of shares set forth in the award agreement will be counted for purposes of these limitations.  Additionally, shares that are tendered to, or withheld by, the Company to satisfy any tax withholding obligations will be deemed to have been delivered for purposes of these limitations.
The 2017 Equity Incentive Plan's effective date will be April 11, 2017, subject to approval by shareholders. If approved, the 2017 Equity Incentive Plan will continue in effect as long as any Awards are outstanding; provided, however, that no awards may be granted under the 2017 Equity Incentive Plan after the ten-year anniversary of the effective date. Any awards that are outstanding after the tenth anniversary of the effective date will remain subject to the terms of the 2017 Equity Incentive Plan.
The following additional limits apply to awards under the 2017 Equity Incentive Plan:
•
the maximum number of shares of stock that may be covered by options or SARs that are intended to be "performance-based compensation" under Section 162(m) of the Code which are granted to any one participant during any calendar year is one hundred thousand (100,000) shares;

•
the maximum number of shares of stock that may be covered by stock awards that are intended to be "performance-based compensation" under Section 162(m) of the Code which are granted to any one participant during any calendar year is fifty thousand (50,000) shares;

•
the maximum amount of cash incentive awards or cash-settled awards of stock intended to be "performance-based compensation" under Section 162(m) of the Code payable to any one participant with respect to any calendar year is one million dollars ($1,000,000);

•	the maximum number of shares that may be subject to stock options or SARs granted to any one director participant during any calendar year is 10,000; and
•	the maximum number of shares that may be subject to stock awards granted to any one director participant during any calendar year is 10,000.
The foregoing limitation with respect to director participants will not apply to cash-based director fees that the director elects to receive in the form of shares or share based units equal in value to the cash-based director fee.
The board may use shares of stock available under the 2017 Equity Incentive Plan as the form of payment for grants or rights earned or due under the LTI Plan or any other compensation or equity incentive plans or arrangements of Lakeland Financial or a subsidiary, including the plans and arrangements of Lakeland Financial or a subsidiary assumed in business combinations.
In the event of a corporate transaction involving the stock of Lakeland Financial (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect an award's status as "performance-based compensation" under section 162(m) of the Internal Revenue Code; provided, however, that the Compensation Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of the awards.

Except as provided by the Compensation Committee, awards granted under the 2017 Equity Incentive Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Compensation Committee has the discretion to permit the transfer of awards under the 2017 Equity Incentive Plan; provided that such transfers must be limited to immediate family members of participants, trusts, partnerships, limited liability companies and other entities established for the primary benefit of such family members, as long as such transfers are made without value to the participant.
If the right to become vested in an award granted under the 2017 Equity Incentive Plan to a participant is conditioned on the completion of a specified period of service with the Company or a subsidiary, without achievement of performance measures or other performance conditions being required as a condition of vesting, then the required period of service for full vesting must be at least one year.  This minimum required period of service for full vesting does not apply to awards granted to director participants unless the aggregate of such director grants equals or exceeds five percent of the total share reserve under the 2017 Equity Incentive Plan.
Eligibility
Selected employees and directors of, and service providers to, Lakeland Financial or its subsidiaries are eligible to become participants in the 2017 Equity Incentive Plan, except that non-employees may not be granted incentive stock options. The Compensation Committee will determine the specific individuals who will be granted awards under the 2017 Equity Incentive Plan and the type and amount of any such awards.
Options
The Compensation Committee may grant incentive stock options or non-qualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of stock options must expire no later than ten (10) years from the date of grant (and no later than five (5) years for incentive stock options granted to a person that beneficially owns 10% or more of Lakeland Financial's common stock).
The exercise price for any option may not be less than the fair market value of Lakeland Financial's common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person that beneficially owns 10% or more of Lakeland Financial's common stock at the time of grant, may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by Lakeland Financial or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to Lakeland Financial as consideration for the grant of a replacement option with a lower exercise price, except as approved by Lakeland Financial's shareholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.
Options awarded under the 2017 Equity Incentive Plan will be exercisable in accordance with the terms established by the Compensation Committee. Any incentive stock option granted under the 2017 Equity Incentive Plan that fails to continue to qualify as an incentive stock option will be deemed to be a non-qualified stock option and the Compensation Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. Except as otherwise determined by the Compensation Committee, the exercise price of an option may be paid in cash, by personal, certified or cashiers' check, in shares of Lakeland Financial's common stock (valued at fair market value as of the day of exercise) either via attestation or actual delivery, or by other property deemed acceptable by the Compensation Committee or by irrevocably authorizing a third party to sell shares of Lakeland Financial's common stock and remit a sufficient portion of the proceeds to Lakeland Financial to satisfy the exercise price and any tax withholding resulting from such exercise price, by payment through a "net exercise" process such that, without the payment of any funds, the Participant may exercise the option using Award shares as payment of the exercise price and applicable taxes and receive the net number of shares equal in value to the number of shares as to which the option is exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is the fair market value, or in any combination of the foregoing methods deemed acceptable by the Compensation Committee.
Stock Appreciation Rights
SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. Except as described below, the exercise price for a SAR may not be less than the fair market value of the stock on the date the SAR is granted, provided, however, that the exercise price may be higher or lower than fair market value for a SAR granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by Lakeland Financial or one of its subsidiaries or for SARs granted under a prior plan. SARs will be exercisable in accordance with the terms established by the Compensation Committee.
Stock Awards
A stock award is a grant of shares of Lakeland Financial's common stock or a right to receive shares of Lakeland Financial's common stock, an equivalent amount of cash or a combination thereof in the future. Such awards may include, but are not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Compensation Committee. The specific performance measures, performance objectives or period of service requirements are set by the Compensation Committee in its discretion.
Cash Incentive Awards
A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or Lakeland Financial's common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Compensation Committee. The Compensation Committee may grant cash incentive awards (including the right to receive payment of cash or Lakeland Financial's common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a participant's performance objectives over a specified period established by the Compensation Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Compensation Committee.
Acceleration
Any awards granted under the 2017 Equity Incentive Plan may be subject to acceleration of vesting, to the extent permitted by the Compensation Committee, including, but not limited to, in the event of the participant's death, disability, retirement, or involuntary termination or due to a change in control.

Forfeiture
Unless specifically provided to the contrary in the applicable award agreement, if a participant's service is terminated for cause, any outstanding award held by the participant will be forfeited immediately and the participant will have no further rights under the award.
Further, except as otherwise provided by the Compensation Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in any agreement between the participant and Lakeland Financial or a subsidiary, whether during or after the participant's termination of service, the participant will forfeit or pay the following to Lakeland Financial:
•	All outstanding awards granted to the participant under the 2017 Equity Incentive Plan, including awards that have become vested or exercisable;
•
Any shares held by the participant in connection with the 2017 Equity Incentive Plan that were acquired after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service;

•
The profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service; and

•
The profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2017 Equity Incentive Plan after the participant's termination of service and within the 12-month period immediately preceding the participant's termination of service, where such sale or disposition occurs in such similar time period.

$1 Million Limit
Section 162(m) of the Internal Revenue Code. A U.S. income tax deduction for Lakeland Financial will generally be unavailable for annual compensation in excess of $1 million paid to a "covered employee" (our Chief Executive Officer and three other most highly compensated executive officers other than our Chief Financial Officer). However, amounts that constitute "performance-based compensation" as that term is used in Section 162(m) of the Internal Revenue Code are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the 2017 Equity Incentive Plan will satisfy the requirements for "performance-based compensation." The Compensation Committee may designate whether any stock awards or cash incentive awards being granted to any participant are intended to be "performance-based compensation". Any such awards designated as intended to be "performance-based compensation" must be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code.
Performance Measures. The performance measures that may be used for such awards under the 2017 Equity Incentive Plan will be based on any one or more of the following Lakeland Financial, subsidiary, business unit or financial reporting segment performance measures as selected by the Compensation Committee: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Compensation Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Compensation Committee); "Texas ratio"; expense ratio; efficiency ratio; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; net income margin; interest income margins; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; customer retention or growth; employee retention or growth; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures.  Performance measures may be based on the performance of Lakeland Financial as a whole or of any one or more subsidiaries, business units or financial reporting segments of Lakeland Financial or a subsidiary, or any combination thereof, and may be measured relative to a peer group, an index or a business plan. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Compensation Committee may provide for the inclusion or exclusion of certain items.
Change In Control
Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2017 Equity Incentive Plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2017 Equity Incentive Plan is not an obligation of the successor entity following a change in control or (ii) the 2017 Equity Incentive Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control.
For purposes of the 2017 Equity Incentive Plan, a "change in control" generally will be deemed to occur when (i) any person acquires the beneficial ownership of 50% or more of the common stock of Lakeland Financial, except that the acquisition of an interest by a benefit plan sponsored by Lakeland Financial or a corporate restructuring in which another member of Lakeland Financial's controlled group acquires such an interest generally will not be a change in control for purposes of the 2017 Equity Incentive Plan, (ii) during any 12-month period, a majority of the Board members serving as of the 2017 Equity Incentive Plan's effective date, or whose election was approved by a vote of a majority of the directors then in office, no longer serves as directors, or (iii) Lakeland Financial combines or merges with another company and, immediately after the combination, the shareholders of Lakeland Financial immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the resulting company.
In the event an award under the 2017 Equity Incentive Plan constitutes "deferred compensation" for purposes of Code Section 409A, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a "change in control event" for purposes of Code Section 409A.
Amendment and Termination
The Board may at any time amend or terminate the 2017 Equity Incentive Plan or any award granted under the 2017 Equity Incentive Plan, provided that no amendment or termination may impair the rights of any participant without the participant's written consent. The board may not amend the provision of the 2017 Equity Incentive Plan to materially increase the original number of shares that may be issued under the 2017 Equity Incentive Plan (other than as provided in the 2017 Equity Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the 2017 Equity Incentive Plan without approval of the Company's shareholders. However, the Compensation Committee may amend the 2017 Equity Incentive Plan or any award agreement at any time, retroactively or otherwise, to ensure that the 2017 Equity Incentive Plan complies with current or future law without shareholder approval, and the Compensation Committee may unilaterally amend the 2017 Equity Incentive Plan and any outstanding award agreement, without participant consent, in order to avoid the application of, or to comply with, Section 409A of the Internal Revenue Code, and applicable regulations and guidance thereunder.
Clawback Policy
All awards, amounts and benefits received under the 2017 Equity Incentive Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Lakeland Financial clawback policy or any applicable law, even if adopted after the 2017 Equity Incentive Plan becomes effective.
U.S. Federal Income Tax Considerations
The following is a summary of the U.S. federal income tax consequences that may arise in conjunction with participation in the 2017 Equity Incentive Plan.
Non-Qualified Stock Options. The grant of a non-qualified option generally will not result in taxable income to the participant. Except as described below, the participant will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and Lakeland Financial generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will generally be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of Lakeland Financial or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).
The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant's alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.
If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and Lakeland Financial generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of a SAR generally will not result in taxable income to the participant. Upon exercise of a SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and Lakeland Financial will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
Stock Awards. A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a "substantial risk of forfeiture" for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and Lakeland Financial will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and Lakeland Financial will be entitled to a corresponding deduction.
Cash Incentive Awards. A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and Lakeland Financial will be entitled to a corresponding deduction.
Withholding of Taxes. Lakeland Financial may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Compensation Committee, participants may have shares withheld from awards or may tender previously owned shares to Lakeland Financial to satisfy tax withholding requirements. The shares withheld from awards may not be used to satisfy more than the maximum individual statutory tax rate for each individual jurisdiction.
Change in Control. Any acceleration of the vesting or payment of awards under the 2017 Equity Incentive Plan in the event of a change in control in Lakeland Financial may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by Lakeland Financial.
Tax Advice
The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2017 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2017 Equity Incentive Plan. Lakeland Financial strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.
The number and types of awards to be made pursuant to the 2017 Equity Incentive Plan is subject to the discretion of the Compensation Committee and is not determinable at this time.

Equity Compensation Plan Information
The table below sets forth the following information as of December 31, 2016 for (i) all compensation plans previously approved by our shareholders and (ii) all compensation plans not previously approved by our shareholders:
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders(1)	9,000	$16.03	100,121
Equity compensation plans not approved by security holders	0	0.00	0
Totals	9,000	$16.03	100,121

(1) Lakeland Financial Corporation 2008 Equity Incentive Plan and 2013 Equity Incentive Plan.
Under applicable law, the adoption of the 2017 Equity Incentive Plan requires the affirmative vote of the majority of the votes cast at the annual meeting for the proposal.  In tabulating the votes, broker non-votes and abstentions on the adoption of the 2017 Equity Incentive Plan will be disregarded and have no effect on the outcome of the vote.
Board Recommendation
The Board of Directors recommends a vote FOR the approval of the 2017 Equity Incentive Plan, as described in this proxy statement.  Proxies properly signed and returned will be voted "FOR" this proposal unless you specify otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2016, Lake City Bank had extended, and expects to continue to extend, loans to its directors and officers and to their related interests. Such loans were, and will continue to be, made only upon the same terms, conditions, interest rates, and collateral requirements as those prevailing at the same time for comparable loans extended from time to time to other, unrelated borrowers. Loans to directors and officers do not and will not involve greater risks of collectability, or present other unfavorable features, than loans to other borrowers. All such loans are approved by the Lake City Bank Board of Directors in accordance with applicable bank regulatory requirements.

Lake City Bank entered into a Lease Agreement with Michigan Street, LLC for retail branch and office space in South Bend, Indiana, in June 2011. In October 2011, Bradley Toothaker, a one-third owner of Michigan Street, LLC, joined the Boards of Directors of Lakeland Financial Corporation and Lake City Bank. The initial term of the lease is for a period of 20 years, with two consecutive five year renewal terms. Pursuant to the lease, monthly rent for 4,450 square feet of leased space was $6,304.16 for the first five years, and will increase by 7.5% every five years. In addition, Lake City Bank is required to pay its proportionate share of common area maintenance fees for the building, presently expected to be approximately $2,600 per month. Mr. Toothaker had not yet become a director at the time of the lease signing and the Lease Agreement was negotiated by Lake City Bank's management on an arms-length basis. Effective January 1, 2012, the parties amended the terms of the lease to reflect additional square footage to be used by Lake City Bank in the building. Based on the addition of approximately 550 square feet, the monthly rent for the leased space increased to $7,001.87. This amendment was ratified by Lake City Bank's Board of Directors in February 2012. Management and the Board of Directors believe that the terms of the lease are reasonable and consistent with the customary terms of the local market. As part of its annual review of director independence, the Board of Directors considered and re-evaluated this lease arrangement when considering Mr. Toothaker's independence and determined that it did not prevent Mr. Toothaker from being able to serve as an independent director.

Additionally, pursuant to the Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates and pre-approves any non-lending, material transaction between Lakeland Financial and any director or officer. The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director's independence or create a perception that the transaction was not fair to Lakeland Financial or not done at arm's length. Generally, transactions which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) do not require the Nominating and Corporate Governance Committee's pre-approval. A director may not participate in any discussion or approval by the Nominating and Corporate Governance Committee of any related party transaction with respect to which he or she is a related party, but must provide to the Nominating and Corporate Governance Committee all material information reasonably requested concerning the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in our annual report on Form 10-K. As of December 31, 2016, the committee was comprised solely of independent directors.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016 with our management and Crowe Horwath LLP, our independent registered public accounting firm. The committee has also discussed with Crowe Horwath the matters required to be discussed by Public Company Oversight Board AS16 (Auditing Standards Communications with Audit Committees) as well as having received and discussed the written disclosures and the letter from Crowe Horwath required by the Public Company Accounting Oversight Board Rule 3526, communication with Audit Committees concerning independence. Based on the review and discussions with management and Crowe Horwath, the Audit Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2016 for filing with the SEC.

Submitted by:
Robert E. Bartels, Jr.
Charles E. Niemier
Emily E. Pichon
Steven D. Ross
Brian J. Smith
Bradley J. Toothaker
Ronald D. Truex

Members of the Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders are also being asked to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2017. If the appointment of Crowe Horwath is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and Board of Directors. Representatives of Crowe Horwath are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.

Accountant Fees

Audit Fees. The aggregate fees billed or expected to be billed by Crowe Horwath for its audit of Lakeland Financial's annual financial statements for fiscal years 2016 and 2015, for its required reviews of our unaudited interim financial statements included in our Form 10-Qs filed during fiscal 2016 and 2015, for the integrated audit of internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and for consents and assistance with documents filed with the SEC were $391,000 and $379,500, respectively.

Audit-Related Fees. The aggregate audit-related fees billed by Crowe Horwath LLP for fiscal years 2016 and 2015 were $48,120 and $49,713, respectively. The services included employee benefit plan audits, captive insurance subsidiary audit and accounting and financial reporting-related consultations.

Tax Fees. The aggregate fees for tax-related services billed by Crowe Horwath for fiscal years 2016 and 2015 were $66,500 and $65,400, respectively, for professional services rendered for tax compliance, tax advice and tax planning. The services provided included assistance with the preparation of Lakeland Financial's and subsidiaries' tax returns and guidance with respect to estimated tax payments and for assistance relating to maintaining a real estate investment trust and for assistance related to maintaining a captive insurance company.

All Other Fees. The aggregate fees for other services billed by Crowe Horwath for fiscal years 2016 and 2015 were $2,996 and $4,296, respectively, for professional services rendered for software license fees. We did not incur any other fees from Crowe Horwath for fiscal years 2016 and 2015 other than the fees reported above.

The Audit Committee, after consideration of the matter, does not believe the rendering of these services by Crowe Horwath to be incompatible with maintaining Crowe Horwath's independence as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Crowe Horwath and all such services provided in 2015 and 2016 were pre-approved. These services include audit and audit-related services, tax services, and other services. Crowe Horwath and management are required to periodically report to the Audit Committee regarding the extent of services provided by Crowe Horwath in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis that the Audit Committee had not already specifically approved.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and the rules and regulations promulgated thereunder require publicly traded companies, such as Lakeland Financial Corporation, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers.

As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of Lakeland Financial's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2016. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal year 2016 reflects and supports these compensation policies and procedures.

The following resolution is submitted for shareholder approval:

"RESOLVED, that Lakeland Financial Corporation's shareholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in the Company's proxy statement, dated March 1, 2017."

Approval of this resolution requires the affirmative vote of a majority of the shares voted on this matter at the annual meeting. While this advisory vote on executive compensation, commonly referred to as a "say-on-pay" advisory vote, is required, it is not binding on our Board of Directors and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors recommends shareholders vote to approve the overall compensation of our named executive officers by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless shareholders specify otherwise.

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder require publicly traded companies, such as Lakeland Financial, to permit a separate shareholder vote on the frequency with which shareholders shall conduct an advisory say-on-pay vote on executive compensation, such as the proposal above. In accordance with these requirements, we are providing shareholders with an advisory vote on the frequency with which our shareholders will vote on a say-on-pay proposal.

The advisory vote on the frequency of say-on-pay votes is a non-binding vote as to how often say-on-pay votes should occur: every year, every two years, or every three years.  In addition to those choices, shareholders may also abstain from voting.  Section 14A of the Securities Exchange Act requires us to hold an advisory vote on the frequency of say-on-pay votes at least once every six years.

After careful consideration, our Board of Directors recommends that future shareholder say-on-pay votes be conducted annually.  The Board values and encourages constructive input from our shareholders regarding Lakeland Financial's compensation philosophy, policies and practices, and believes it is important that such policies and practices are aligned with the best interests of our shareholders. An annual say-on-pay vote will provide the board and Compensation Committee with useful information on shareholder sentiment about these important matters on the most frequent and consistent basis.

Although the board recommends a say-on-pay vote every year, shareholders are not voting to approve or disapprove the Board's recommendation.  Rather, shareholders are being asked to vote on the following resolution:

"RESOLVED, that the shareholders of Lakeland Financial Corporation determine, on an advisory basis, that the frequency with which the shareholders shall have an advisory vote on the compensation of the named executive officers set forth in the Company's proxy statement for its annual meeting of shareholders, beginning with the 2017 Annual Meeting of Shareholders, shall be (i) every year, (ii) every two years, or (iii) every three years."

The choice which receives the highest number of votes will be deemed the choice of the shareholders.

While this advisory vote is required, as provided in Section 14A of the Securities Exchange Act, it is not binding on our Board of Directors and may not be construed as overruling any decision by the board.  However, the Compensation Committee will take into account the outcome of the vote when determining the frequency of future say-on-pay votes.

The Board of Directors recommends a vote for the 1 YEAR frequency alternative.  Proxies properly signed and returned will be voted for the 1 YEAR frequency unless shareholders specify otherwise.  Shareholders are not voting to approve or disapprove the Board of Director's recommendation.  Shareholders may choose among the three choices included in the resolution above, or may abstain for voting on this proposal.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our Annual Report to Shareholders for the 2016 fiscal year, which also includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including financial statements), accompanies this proxy statement.

Michael L. Kubacki
Chairman of the Board of Directors

March 1, 2017
Warsaw, Indiana

LAKELAND FINANCIAL CORP. ATTN: KRISTIN PRUITT
202 EAST CENTER STREET P.O. BOX 1387
WARSAW, IN 46581

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E19937-P86114-Z69328

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAKELAND FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain

1a. Blake W. Augsburger	[ ]	[ ]	[ ]
1b. Robert E. Bartels, Jr.	[ ]	[ ]	[ ]
1c. Daniel F. Evans, Jr.	[ ]	[ ]	[ ]
1d. David M. Findlay	[ ]	[ ]	[ ]
1e. Thomas A. Hiatt	[ ]	[ ]	[ ]
1f. Michael L. Kubacki	[ ]	[ ]	[ ]
1g. Emily E. Pichon	[ ]	[ ]	[ ]
1h. Steven D. Ross	[ ]	[ ]	[ ]
1i. Brian J. Smith	[ ]	[ ]	[ ]
1j. Bradley J. Toothaker	[ ]	[ ]	[ ]
1k. Ronald D. Truex	[ ]	[ ]	[ ]
1l. M. Scott Welch	[ ]	[ ]	[ ]

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Adoption of the Lakeland Financial Corporation 2017 Equity Incentive Plan.	[ ]	[ ]	[ ]
3. RATIFY THE APPOINTMENT OF CROWE HORWATH LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.	[ ]	[ ]	[ ]
4. APPROVAL, by non-binding vote, of the Company's compensation of certain executive officers.	[ ]	[ ]	[ ]

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
5. Frequency of vote on the Company's compensation of certain executive officers.	[ ]	[ ]	[ ]	[ ]

NOTE: In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

   ______________________________________                              ______________________________________
   Signature [PLEASE SIGN WITHIN BOX]    Date Signature (Joint Owners)       Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E19938-P86114-Z69328

PROXY
FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
LAKELAND FINANCIAL CORPORATION
TO BE HELD ON APRIL 11, 2017

The undersigned hereby appoints David M. Findlay and Michael L. Kubacki, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders, to be held at 4:30 p.m., local time, at the Winona Heritage Room, located at 901 Park Avenue, Winona Lake, Indiana 46590, on the 11th day of April, 2017, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, AND 1 YEAR FOR PROPOSAL 5.

Continued and to be signed on reverse side